EXHIBIT 4.50

EXECUTION VERSION

$300,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of September 24, 2010,

AS AMENDED AND RESTATED

as of November 24, 2010,

among

CSG SYSTEMS INTERNATIONAL, INC.,

as Borrower,

THE GUARANTORS PARTY HERETO,

THE LENDERS PARTY HERETO,

UBS SECURITIES LLC and RBC CAPITAL MARKETS**

as Joint Lead Arrangers and Joint Bookmanagers,

RBC CAPITAL MARKETS,

as Syndication Agent,

J.P.MORGAN CHASE BANK, N.A., KEYBANK NATIONAL ASSOCIATION, FIFTH THIRD

BANK, BBVA COMPASS, U.S. BANK NATIONAL ASSOCIATION, WELLS FARGO BANK,

NATIONAL ASSOCIATION AND HSBC BANK USA, NATIONAL ASSOCIATION,

as Co-Documentation Agents,

UBS AG, STAMFORD BRANCH,

as Issuing Bank, Administrative Agent and Collateral Agent,

and

UBS LOAN FINANCE LLC,

as Swingline Lender

**	RBC Capital Markets is the brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

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ANNEXES

Annex I	Applicable Margin

SCHEDULES

Schedule 1.01(a)	Subsidiary Guarantors
Schedule 1.01(b)	Commitments
Schedule 1.01(c)	Investment Guidelines
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.07(a)	Equity Interests
Schedule 3.21	Acquisition Documents
Schedule 4.01(g)	Local Counsel
Schedule 4.01(i)	Sources and Uses
Schedule 5.18	Post-Effectiveness Matters
Schedule 6.01(b)	Existing Indebtedness
Schedule 6.02(c)	Existing Liens
Schedule 6.04(b)	Existing Investments

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of LC Request
Exhibit H-1	Form of Term Note
Exhibit H-2	Form of Revolving Note
Exhibit H-3	Form of Swingline Note
Exhibit I-1	Form of Perfection Certificate
Exhibit I-2	Form of Perfection Certificate Supplement
Exhibit J	[Intentionally omitted]
Exhibit K-1	Form of Opinion of Davis Polk & Wardwell LLP, special New York counsel for the Loan Parties
Exhibit K-2	Form of Opinion of Joe Ruble, General Counsel and Executive Vice President of Borrower
Exhibit K-3	Form of Opinion of local counsel
Exhibit L	Form of Solvency Certificate
Exhibit M	Form of Non-Bank Certificate
Exhibit N	Form of English Share Charge

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AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated as of September 24, 2010, as amended and restated as of November 24, 2010, among CSG SYSTEMS INTERNATIONAL, INC., a Delaware corporation (“Borrower”), the Subsidiary Guarantors (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, UBS SECURITIES LLC and RBC CAPITAL MARKETS, as joint lead arrangers and joint bookmanagers (in such capacities, the “Lead Arrangers”), UBS SECURITIES LLC, as co-documentation agents (in such capacity, “Co-Documentation Agents”), RBC CAPITAL MARKETS, as syndication agent (in such capacity, “Syndication Agent”), UBS LOAN FINANCE LLC, as swingline lender (in such capacity, “Swingline Lender”), and UBS AG, STAMFORD BRANCH, as issuing bank (in such capacity, “Issuing Bank”), as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.

WITNESSETH:

Pursuant to the Implementation Agreement dated September 24, 2010 (together with schedules and exhibits thereto, the “Scheme Acquisition Agreement”) by and between Borrower and Intec Telecom Systems plc (the “Target”), Borrower has agreed to acquire (the “Acquisition”) all of the Target Shares, to be effected by way of a Scheme or, if a Conversion Notice has been delivered, an Offer and subsequent purchases thereof.

WHEREAS, Borrower, the Subsidiary Guarantors, the Arrangers, the Co-Documentation Agents, the Syndication Agent, the Swingline Lender, the Issuing Bank, the Administrative Agent and certain of the Lenders entered into that certain Credit Agreement dated as of September 24, 2010 (the “Existing Credit Agreement,” and September 24, 2010, the “Effective Date”).

WHEREAS, Borrower has requested the Lenders to extend credit in the form of (a) Term Loans on the Closing Date, in an aggregate principal amount not in excess of $200.0 million , and (b) Revolving Loans at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $100.0 million.

WHEREAS, Borrower has requested the Swingline Lender to make Swingline Loans, at any time and from time to time prior to the Revolving Maturity Date, in an aggregate principal amount at any time outstanding not in excess of $10.0 million.

WHEREAS, Borrower has requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $25.0 million.

WHEREAS, the proceeds of the Loans are to be used in accordance with Section 3.12.

WHEREAS, the parties hereto desire to amend and restate the Existing Credit Agreement in order to make the modifications thereto provided for herein and to include as Lenders certain of the parties hereto signing this Agreement as Lenders.

NOW, THEREFORE, the Lenders are willing to extend such credit to Borrower, the Issuing Bank is willing to issue letters of credit for the account of Borrower and its Subsidiaries on the terms and subject to the conditions set forth herein, and the parties hereto are willing to amend and restate the Existing Credit Agreement as provided for herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Defined Terms.

As used in this Agreement, the following terms shall have the meanings specified below:

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.

“Acceptance Condition” shall mean, if a Conversion Notice has been delivered, the condition with respect to the number of acceptances to the Offer which must be secured to declare the Offer unconditional as to acceptances (as set out in the Offer Press Release and which shall not be less than 50.1% of the Target Shares outstanding).

“Acquisition” shall have the meaning assigned to such term in the first recital hereto.

“Acquisition Agreement” shall mean the Scheme Acquisition Agreement or, if a Conversion Notice has been delivered, the Offer Document.

“Acquisition Conditions Precedent” shall mean the conditions listed in Appendix I to the Press Release or, if a Conversion Notice has been delivered, the corresponding conditions precedent in the Offer Press Release.

“Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Borrower or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Borrower or any of its Subsidiaries.

“Acquisition Documents” shall mean the Press Release and the Acquisition Agreement.

“Acquisition Revolving Loans” shall mean Revolving Loans in an aggregate principal amount not in excess of $100.0 million for the purpose of funding the Acquisition.

“Adjusted LIBOR Rate” shall mean, with respect to any Eurocurrency Borrowing in any currency for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurocurrency Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurocurrency Borrowing for such Interest Period.

“Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent Fees” shall have the meaning assigned to such term in Section 2.05(b).

“Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.

“Agreement” shall have the meaning assigned to such term in the preamble hereto.

“Alternate Base Rate” shall mean, for any day, a fluctuating rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBOR Rate applicable to a Loan in dollars for an Interest Period of one-month beginning on such day (or if such day is not a Business Day, on the immediately preceding Business Day) plus 100 basis points. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate or the Adjusted LIBOR Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) and/or (c), as applicable, of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Rate.

“Alternate Currency” shall mean each of (a) euros, pounds, and Australian dollars and (b) any other currency consented to by the Administrative Agent, the Revolving Lenders and the Issuing Bank.

“Alternate Currency Base Rate” shall mean, for any day, the rate per annum which is quoted at approximately 10:00 a.m. (London time) to leading banks in the European interbank market by the Administrative Agent for the offering of overnight deposits in the relevant Alternate Currency or, at the option of the Administrative Agent in respect of an outstanding Reimbursement Obligation in an Alternate Currency, such other base rate as the Administrative Agent would customarily charge on similar obligations of companies of comparable credit standing.

“Alternate Currency Equivalent” shall mean, as to any amount denominated in dollars as of any date of determination, the amount of the applicable Alternate Currency that could be purchased with such amount of dollars based upon the Spot Selling Rate.

“Alternate Currency Letter of Credit” shall mean any Letter of Credit to the extent denominated in an Alternate Currency.

“Alternate Currency Revolving Loan” shall mean each Revolving Loan denominated in an Alternate Currency.

“Amendment and Restatement Effective Date” shall mean the first date on which all the conditions precedent in Section 4.01(a) are satisfied or waived in accordance with Section 10.02.

“Anti-Terrorism Laws” shall mean any Requirement of Law related to terrorism financing or money laundering including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L. 107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001).

“Anti-trust Condition” shall mean Acquisition Condition Precedent number 3(a),or in the event that a Conversion Notice has been delivered, the corresponding condition precedent in the Offer Press Release.

“Applicable ECF Percentage” shall mean, for any fiscal year, (a) 50% if the Total Leverage Ratio as of the last day of such fiscal year is greater than or equal to 2.00 to 1.00, (b) 25% if the Total Leverage Ratio as of the last day of such fiscal year is less than 2.00 to 1.00 but greater than or equal to 1.50 to 1.00 and (c) 0% if the Total Leverage Ratio as of the last day of such fiscal year is less than 1.50 to 1.00.

“Applicable Fee” shall mean, for any day, with respect to any Commitment, the applicable percentage set forth in Annex I under the caption “Applicable Fee”

“Applicable Margin” shall mean, for any day, (a) with respect to any Eurocurrency Term Loan, 3.75%, (b) with respect to any ABR Term Loan 2.75%, and (c) with respect to any Revolving Loan, the applicable percentage set forth in Annex I under the appropriate caption.

“Approved Currency” shall mean each of dollars and each Alternate Currency.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean (a) any conveyance, sale, non-ordinary course lease or sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of cash and cash equivalents, in each case, in the ordinary course of business, by Borrower or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Borrower, in each case, to any person other than (i) Borrower, (ii) any Subsidiary Guarantor or (iii) other than for purposes of Section 6.06, any other Subsidiary.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.

“Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Australian dollar” or “A$” shall mean the lawful currency of the Commonwealth of Australia.

“Auto-Renewal Letter of Credit” shall have the meaning assigned to such term in Section 2.18(c)(ii).

“Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest established by the Administrative Agent from time to time for Loans in dollars; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.

“Board of Directors” shall mean, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the manager, board of managers or other similar person or group of persons in respect of such person, (c) in the case of any limited partnership, the general partner of such person or (d) the functional equivalent of the foregoing.

“Borrower” shall have the meaning assigned to such term in the preamble hereto.

“Borrowing” shall mean (a) Loans of the same Class, Type and currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” shall mean a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with (a) a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market, (b) an Alternate Currency Revolving Loan denominated in euros, the term “Business Day” shall also exclude any day on which the Trans-European Real-time Gross Settlement Operating System (or any successor operating system) is not operating (as determined in good faith by the Administrative Agent) and (c) an Alternate Currency Revolving Loan denominated in an Approved Currency other than euros, the term “Business Day” shall also exclude any day on which banks are not open for dealings in such Approved Currency deposits in the interbank market in the capital city of the country whose lawful currency is such Approved Currency.

“Capital Assets” shall mean, with respect to any person, all equipment, fixed assets and Real Property or improvements of such person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such person.

“Capital Expenditures” shall mean, for any period, without duplication, all expenditures made directly or indirectly by Borrower and its Subsidiaries during such period for Capital Assets (whether paid in cash or other consideration, financed by the incurrence of Indebtedness or accrued as a liability), but excluding any portion of such increase attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Confirmation” shall mean the letter among Borrower, CSG Systems, Inc., UK Holdco and Greenhill & Co. International LLP, relating to, among other things, the Equity Financing, the procedures to be implemented in respect thereof and the Term Loans and Acquisition Revolving Loans.

“Cash Equivalents” shall mean, as to any person, (a) securities issued, or directly, unconditionally and fully guaranteed or insured, by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia having, capital and surplus aggregating in excess of $500.0 million and a rating of at least A or the equivalent thereof by S&P or A2 or the equivalent thereof by Moody’s with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above, which repurchase obligations are secured by a valid perfected security interest in the underlying securities; (d) commercial paper issued by any person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) other Investments permitted by the guidelines set forth in Schedule 1.01(c); (g) demand deposit accounts maintained in the ordinary course of business; and (h) in the case of any Subsidiary of Borrower organized or having a material place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Subsidiary is organized or has a material place of business which are substantially similar to the items specified in clauses (a) through (f) above.

“Casualty Event” shall mean any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Borrower or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person by any Governmental Authority, civil or military, or any settlement in lieu thereof.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and all implementing regulations.

“Certain Funds Period” shall mean the period from and including the Effective Date and ending on the earliest of:

(a) the date of cancellation in full of the Commitments;

(b) if the Closing Date has not occurred by the Long Stop Date, the Long Stop Date;

(c) the date on which the Scheme lapses or is withdrawn (other than in connection with the conversion of the Scheme into an Offer) or, if an Offer is made, the date on which the Offer lapses, terminates or is withdrawn; and

(d) the date which falls:

(i) if the Acquisition is effected by way of a Scheme, 15 days after the Scheme Effective Date; or

(ii) if the Acquisition is effected by way of an Offer, 60 days after the Offer Unconditional Date, or if Borrower has sent to minority shareholders notices pursuant to section 979 of the Companies Act before such date, such longer period as is necessary to enable Borrower to acquire the remaining Target Shares pursuant to the squeeze-out procedures under Chapter 3 of Part 28 of the Companies Act; provided that the Certain Funds Period shall in any event end on the date that is 102 days after the Offer Unconditional Date, unless such 102nd day is prior to the Long Stop Date, in which case the Certain Funds Period shall end on the Long Stop Date.

A “Change in Control” shall be deemed to have occurred if:

(a) at any time a “change of control” (or similar event) under and as defined in the documents evidencing, governing or securing any Material Borrowed Indebtedness shall occur and as a result thereof a default or event of default in respect of such Material Borrowed Indebtedness shall exist or Borrower shall become obligated to prepay or redeem, or to offer to prepay or repurchase, such Material Borrowed Indebtedness prior to the final maturity thereof;

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Borrower representing more than 35% of the voting power of the total outstanding Voting Stock of Borrower; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Borrower, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Borrower.

For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean the occurrence, after the Effective Date, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Charges” shall have the meaning assigned to such term in Section 10.14.

“Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans, Incremental Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment, Term Commitment or Swingline Commitment, in each case, under this Agreement as originally in effect or pursuant to Section 2.20.

“Client Contracts Investments” shall mean incentives provided to new or existing clients to convert their customer accounts to, add new products or functionality to existing customer accounts, or retain their customer’s accounts on, the customer care and billing systems of the Companies.

“Closing Date” shall mean the first date on which all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Article IV and on which the initial Credit Extension is made.

“Co-Documentation Agents” shall have the meaning assigned to such term in the preamble hereto.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.

“Commitment” shall mean, with respect to any Lender, such Lender’s Revolving Commitment, Term Commitment or Swingline Commitment, and any Commitment to make Term Loans or Revolving Loans of a new Class extended by such Lender as provided in Section 2.20.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.05(a).

“Companies” shall mean Borrower and its Subsidiaries (including from and after the Closing Date the Target and its Subsidiaries); and “Company” shall mean any one of them.

“Companies House” shall mean the office for company administration and registrations in England and Wales operated by the Registrar of Companies.

“Companies Act” shall mean the Companies Act of 2006 of England and Wales, as amended.

“Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.

“Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Current Assets” shall mean, as at any date of determination, the total assets of Borrower and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP, excluding cash and Cash Equivalents.

“Consolidated Current Liabilities” shall mean, as at any date of determination, the total liabilities of Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of (i) any Loans or (ii) any Indebtedness with a scheduled final maturity greater than one year at the time of incurrence) on a consolidated balance sheet of Borrower and its Subsidiaries in accordance with GAAP.

“Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income and without duplication:

(a) Consolidated Interest Expense for such period,

(b) Consolidated Amortization Expense for such period,

(c) Consolidated Depreciation Expense for such period,

(d) Consolidated Tax Expense for such period,

(e) fees, expenses, financing costs, severance costs and management bonuses incurred or paid in connection with (i) the Transactions or any Permitted Acquisition (or proposed Permitted Acquisition) or (ii) any business restructuring to the extent included in a footnote or as a separate line item on the financial statements of Borrower and, in either case, required to be expensed under GAAP; provided that the aggregate amount added to Consolidated EBITDA pursuant to this clause (e)(ii) shall not exceed 15% of Consolidated EBITDA for any period of four fiscal quarters,

(f) the aggregate amount of all other non-cash charges, expenses or losses reducing Consolidated Net Income (excluding any non-cash charge, expense or loss that results in an accrual of a reserve for cash charges in any future period and any non-cash charge, expense or loss relating to write-offs, write-downs or reserves with respect to accounts or inventory) for such period,

(g) acquired in-process research and development expenditures that are expensed at the time of or immediately following the acquisition thereof, in a Permitted Acquisition or otherwise,

(h) fees, expenses and financing costs incurred or paid in connection with any incurrence of issuance of any Indebtedness or Equity Issuance (or proposed issuance of Indebtedness or Equity Issuance) to the extent required to be expensed under GAAP,

(i) any amortization or write-down of intangible assets (including goodwill, software and organizational costs),

(j) expenses related to the Data Center Migration, including any termination payments related thereto to First Data Corp., incurred prior to December 31, 2010 in an aggregate amount not to exceed $30 million,

(k) contingent consideration paid in connection with a Permitted Acquisition to the extent required to be expensed under GAAP,

(l) non-cash expenses related to equity-based compensation,

(m) amortization or write-off of customer incentive payments treated as contra-revenue under GAAP,

(n) minority interests,

(o) to the extent actually reimbursed, expenses incurred to the extent covered by indemnification provisions in any agreement in connection with the Transactions or any Permitted Acquisition,

(p) expenses with respect to liability or casualty events or business interruption, to the extent the Borrower has a reasonable good faith belief that it or its Subsidiaries will receive net cash proceeds from insurance with respect thereto,

(q) cost savings of the Target on a full “run-rate” basis arising out of the Transactions or any publicly announced business restructuring prior to the Effective Date that have not been realized but are reasonably projected to be realized within 12 months from the date of the Transactions or such public announcement, as the case may be; provided that such cost savings are expected to be sustainable, are described in reasonable detail on an Officers’ Certificate, and do not exceed $13 million,

(r) losses incurred in connection with any redemption or repurchases of 2010 Convertible Notes, 2004 Convertible Debt Securities or any other debt securities of Borrower,

(s) rental payments in connection with Attributable Indebtedness and synthetic leases,

and (y) subtracting therefrom, in each case only to the extent (and in the same proportion) included in determining such Consolidated Net Income and without duplication:

(a) the aggregate amount of all non-cash income or gains increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business or any non-cash income or gains to be received in cash in any future period) for such period,

(b) income created by or relating to contingent consideration in an Asset Sale to the extent recognized as revenue under GAAP,

(c) gains in connection with any redemption or repurchases of 2010 Convertible Notes, 2004 Convertible Debt Securities or any other debt securities of Borrower.

Consolidated EBITDA shall be calculated for all purposes (x) on a Pro Forma Basis to give effect to the Transactions, any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the applicable Test Period and prior to the date of determination as if the Transactions and each such Permitted Acquisition and Asset Sale had been effected on the first day of such period; and (y) to exclude the effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue required or permitted by GAAP resulting from the application of purchase accounting in relation to the Transactions or any Permitted Acquisition. Notwithstanding the foregoing, Consolidated EBITDA for (a) the quarterly period of Borrower ended September 30, 2009, shall be deemed to be $56.7 million, (b) the quarterly period of Borrower ended December 31, 2009, shall be deemed to be $33.8 million, (c) the quarterly period of Borrower ended March 31, 2010, shall be deemed to be $48.3 million and (d) the quarterly period of Borrower ended June 30, 2010, shall be deemed to be $41.3 million.

“Consolidated Indebtedness” shall mean, with respect to Borrower and its Subsidiaries as at any date of determination, the aggregate amount of all Indebtedness (other than (x) Indebtedness of the types described in clauses (h) and (as to contingent amounts only) (j) of the definition of Indebtedness and (y) Indebtedness of the types described in clauses (f) and (k), or the last sentence, of the definition of Indebtedness, in each case in this clause (y), to the extent that the underlying Indebtedness of others is of the types described in clauses (h) and (as to contingent amounts only) (j) of the definition of Indebtedness) of Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Coverage Ratio” shall mean, for any Test Period, the ratio of (x) Consolidated EBITDA for such Test Period to (y) Consolidated Interest Expense (other than any component of Consolidated Interest Expense described in clauses (c), (d) and, unless actually paid in cash by Borrower or any of its Subsidiaries, (g) of the definition of Consolidated Interest Expense) payable in cash on a current basis for such Test Period.

“Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:

(a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Borrower and its Subsidiaries for such period;

(b) commissions, discounts and other fees and charges owed by Borrower or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

(c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by Borrower or any of its Subsidiaries for such period;

(d) cash contributions to any employee stock ownership plan or similar trust made by Borrower or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;

(e) all interest paid or payable with respect to discontinued operations of Borrower or any of its Subsidiaries for such period;

(f) the interest portion of any deferred payment obligations of Borrower or any of its Subsidiaries for such period; and

(g) all interest on any Indebtedness of Borrower or any of its Subsidiaries of the type described in clause (f) of the definition of “Indebtedness” for such period;

provided that Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements related to interest rates (including associated costs), on a “hedge” basis, regardless of whether such basis is available under GAAP and excluding mark-to-market gains and losses with respect to Hedging Agreements related to interest rates.

Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to the Indebtedness (other than Indebtedness incurred for ordinary course working capital needs under ordinary course revolving credit facilities) incurred, assumed or permanently repaid or extinguished at any time on or after the first day of the Test Period and prior to the date of determination in connection with the Transactions, any Permitted Acquisition or any Asset Sale as if such incurrence, assumption, repayment or extinguishment had been effected on the first day of such period (with the interest expense on any such Indebtedness bearing interest at a floating rate being determined for periods prior to the date when actually incurred, based upon the interest rate thereon in effect on the date of such incurrence).

“Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any person (other than a Subsidiary of Borrower) in which any person other than Borrower and its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by Borrower or any of its Subsidiaries during such period;

(b) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Borrower or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by Borrower or any of its Subsidiaries, including any restructuring charges related thereto to the extent required to be expensed in accordance with GAAP;

(c) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(d) earnings resulting from any reappraisal, revaluation or write-up of assets;

(e) mark-to-market gains and losses with respect to Hedging Obligations for such period; and

(f) any extraordinary or nonrecurring gain (or extraordinary or nonrecurring loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Borrower or any of its Subsidiaries during such period.

“Consolidated Tax Expense” shall mean, for any period, the tax expense of Borrower and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets Less Goodwill” shall mean, at any date of determination, the Total Assets, less goodwill, as set forth on the balance sheet of Borrower used to determine Total Assets.

“Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Conversion Notice” shall mean a written notice given by Borrower to the Administrative Agent at any time prior to the Scheme Effective Date if the Scheme has not lapsed or been withdrawn that Borrower intends to switch from the Scheme to launch an Offer.

“Credit Extension” shall mean, as the context may require, (i) the making of a Loan by a Lender or (ii) the issuance of any Letter of Credit, or the amendment, extension or renewal of any existing Letter of Credit, by the Issuing Bank.

“CSG Media” shall mean CSG Media, LLC, a Delaware limited liability company.

“Data Center Migration” shall mean the migration of Borrower’s outsourced datacenter services from First Data Corporation to Infocrossing, LLC.

“Debt Issuance” shall mean the incurrence by Borrower or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01 or Section 2.20).

“Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.

“Default Rate” shall have the meaning assigned to such term in Section 2.06(c).

“Defaulting Lender” shall mean any Lender, as reasonably determined by the Administrative Agent, that (a) has failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, (b) has notified the Administrative Agent, the Issuing Bank, the Swingline Lender, any Lender and/or Borrower in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) in the case of a Lender that has a Commitment, LC Exposure or Swingline Exposure outstanding at such time, shall take, or is the Subsidiary of any person that has taken, any action or be (or is) the subject of any action or proceeding of a type described in Section 8.01(g) or (h) (or any comparable proceeding initiated by a regulatory authority having jurisdiction over such Lender or such person).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Final Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Final Maturity Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Final Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.

“Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests).

“Dollar Equivalent” shall mean, as to any amount denominated in an Alternate Currency as of any date of determination, the amount of dollars that would be required to purchase the amount of such Alternate Currency based upon the Spot Selling Rate.

“dollars” or “$” shall mean lawful money of the United States.

“Domestic EBITDA Percentage” shall mean the percentage of Consolidated EBITDA for the four fiscal quarters then ended that is attributable to Companies that are not Foreign Subsidiaries.

“Domestic Holding Company Subsidiary” shall mean a Subsidiary, other than a Foreign Subsidiary, substantially all of whose assets consist of the Equity Interests in controlled foreign corporations within the meaning of Section 957(a) of the Code.

“Effective Date” shall have the meaning assigned to such term in the preamble hereto.

“Eligible Assignee” shall mean any person to whom a Lender is permitted to assign Loans and Commitments pursuant to Section 10.04(b)(i); provided that “Eligible Assignee” shall not include Borrower or any of its Affiliates or Subsidiaries or any natural person.

“Embargoed Person” shall mean any party that (i) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs or (ii) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“English Share Charge” shall mean the English share charge, substantially in the form of Exhibit N.

“Environment” shall mean ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata and any other environmental medium and natural resources.

“Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.

“Environmental Law” shall mean any and all present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, relating to the Environment, the Release or threatened Release of pollutants, contaminants or hazardous or toxic materials, natural resources or natural resource damages, or human or occupational safety or health as it relates to human exposure to hazardous materials.

“Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required by or from a Governmental Authority under Environmental Law.

“Equity Financing” shall mean the cash component of the consideration to be paid for the Target Shares by UK Holdco on and after the Closing Date, in an amount not less than $130.0 million, but not any amount in addition thereto without the consent of the Lead Arrangers.

“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on or issued after the Effective Date, but excluding debt securities convertible or exchangeable into such equity.

“Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Borrower after the Effective Date of any Equity Interests in Borrower (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Borrower.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) with respect to a Plan, the failure to satisfy the minimum funding standards of Sections 412 and 430 of the Code and Section 302 of ERISA, whether or not waived; (c) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (g) the receipt by any Loan Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (h) the incurrence by any Loan Party or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (i) the receipt by any Loan Party or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (j) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (k) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; and (l) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Loan Party.

“euro” or “ €” shall mean the single currency of the Participating Member States.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Revolving Loan or Eurocurrency Term Loan.

“Eurocurrency Revolving Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Eurocurrency Term Borrowing” shall mean a Borrowing comprised of Eurocurrency Term Loans.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 8.01.

“Excess Amount” shall have the meaning assigned to such term in Section 2.10(g).

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, net cash provided by operating activities of Borrower and its Subsidiaries during such Excess Cash Flow Period, as shown on the financial statements for such Excess Cash Flow Period delivered pursuant to Section 5.01, minus, without duplication:

(i) principal payments in respect of Indebtedness of Borrower or any Subsidiary (other than voluntary prepayments of Term Loans, mandatory prepayments of Term Loans pursuant to Section 2.10(f) and repayments of Revolving Loans), in each case made with Internally Generated Cash during such Excess Cash Flow Period; minus

(ii) Capital Expenditures and Investments made pursuant to Section 6.04(h) and (r), in each case made with Internally Generated Cash during such Excess Cash Flow Period; minus

(iii) the amount of any increase in “restricted cash” (as determined in accordance with GAAP) from the first day of such Excess Cash Flow Period to the last day of such Excess Cash Flow Period; minus

(iv) without duplication of amounts deducted from Excess Cash Flow in prior Excess Cash Flow Periods or such Excess Cash Flow Period, to the extent set forth in a certificate of a Responsible Officer delivered to the Administrative Agent at or before the time the Compliance Certificate for the period ending simultaneously with such Excess Cash Flow Period is required to be delivered pursuant to Section 5.01(c), the aggregate amount that shall be required to be paid in cash in respect of Capital Expenditures to be made by Borrower or any Subsidiary during the 90 days following such Excess Cash Flow Period pursuant to binding contracts (the “Contract Amount”) entered into prior to or during such Excess Cash Flow Period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Capital Expenditures during such 90-day period is less than the Contract Amount, the amount of such shortfall shall be added to Excess Cash Flow for the Excess Cash Flow Period following such Excess Cash Flow Period; minus

(v) Client Contracts Investments made during such period to the extent not expensed; minus

(vi) software development costs incurred during such period to the extent not expensed; minus

(vii) contingent consideration paid in such period in connection with a Permitted Acquisition to the extent not expensed; plus

(viii) the amount of any decrease in “restricted cash” (as determined in accordance with GAAP) from the first day of such Excess Cash Flow Period to the last day of such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean (i) the period taken as one accounting period from the beginning of the first fiscal quarter of Borrower commencing on or after the Closing Date and ending on December 31, 2011 and (ii) each fiscal year of Borrower thereafter.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Target Representation Breach” shall have the meaning assigned to such term in Section 8.01.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), any U.S. federal withholding Tax that is imposed on payments resulting from any Requirements of Law that are in effect (including FATCA) at the time (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) such Foreign Lender becomes a party hereto, except to the extent that such Foreign Lender’s assignor, if any, was entitled, immediately prior to such assignment, to receive additional amounts or indemnity payments from the applicable Loan Party with respect to such withholding Tax pursuant to Section 2.15; (c) in the case of a Foreign Lender who designates a new lending office, any U.S. federal withholding Tax that is imposed on payments resulting from any Requirements of Law that are in effect (including FATCA) at the time of (and, in the case of FATCA, including any regulations or official interpretations thereof issued after) such change in lending office, except to the extent that such Foreign Lender was entitled, immediately prior to such change in lending office, to receive additional amounts or indemnity payments from the applicable Loan Party with respect to such withholding Tax pursuant to Section 2.15, (d) any Tax that is attributable to such Lender’s failure to comply with Section 2.15(e) or (e) taxes attributable to the failure by a beneficial owner (under applicable tax law) of a payment to provide (to any Person prescribed by law to receive) any documentation necessary to claim any applicable exemption from, or reduction of, such taxes, which documentation such beneficial owner was legally eligible to provide.

“Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the Effective Date.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Fee Letter dated September 24, 2010 among Borrower, the Lead Arrangers and the Initial Lenders.

“Fees” shall mean the Commitment Fees, the Agent Fees, the LC Participation Fees and the Fronting Fees.

“Final Maturity Date” shall mean the latest of the Revolving Maturity Date, the Term Loan Maturity Date and any Incremental Term Loan Maturity Date applicable to existing Incremental Term Loans, as of any date of determination.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“First-Lien Leverage Ratio” shall mean, at any date of determination, the ratio of (i) Consolidated Indebtedness that is secured on such date less the aggregate amount of any such Indebtedness that is secured by Liens permitted by Section 6.02(p) on such date to (ii) Consolidated EBITDA for the Test Period then most recently ended.

“Foreign Lender” shall mean any Lender that is not, for United States federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity treated as a corporation or partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. In addition, solely for purposes of clauses (b) and (c) of the definition of Excluded Taxes, a Foreign Lender shall include a partnership or other entity treated as a partnership created or organized in or under the laws of the United States, any state thereof or the District of Columbia, but only to the extent the partners of such partnership (including indirect partners if the direct partners are partnerships or other entities treated as partnerships for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia) are treated as Foreign Lenders under the preceding sentence (in which event, the determination of whether a U.S. federal withholding tax on payments resulted from any Requirements of Law in effect (including FATCA) at the time (and, in the case of FATCA, including from any regulations or official interpretations thereof issued after) such Foreign Lender became a party hereto will be made by reference to the time when the applicable direct or indirect partner became a direct or indirect partner of such Foreign Lender, but only if such date is later than the date on which such Foreign Lender became a party hereto).

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean a Subsidiary (i) that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia or (ii) that is a direct Subsidiary of a Subsidiary described in clause (i) above.

“Fronting Fee” shall have the meaning assigned to such term in Section 2.05(c).

“Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union, the European Central Bank or the Organisation for Economic Co-operation and Development).

“Governmental Real Property Disclosure Requirements” shall mean any requirement of Environmental Law requiring notification, registration or filing to or with any Governmental Authority in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business.

“Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.

“Guarantees” shall mean the guarantees issued pursuant to Article VII by Borrower and the Subsidiary Guarantors.

“Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

“Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.

“Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.

“IFRS” shall have the meaning assigned to such term in Section 3.04(b).

“Immaterial Subsidiaries” shall mean any Subsidiaries of Borrower (a) the combined revenues of which constituted, for the period of four fiscal quarters ended on the last day of the most recent fiscal quarter or fiscal year in respect of which financial statements shall have been delivered pursuant to Section 5.01(a) or (b), less than, for all such Subsidiaries in the aggregate, 5% of the consolidated revenues of Borrower and its Subsidiaries for such period and (b) the consolidated assets of which constituted, as at such last day, less than, for all such Subsidiaries in the aggregate, 5% of the consolidated assets of Borrower and its Subsidiaries at such day.

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.20(a).

“Increase Joinder” shall have the meaning assigned to such term in Section 2.20(c).

“Incremental Revolving Commitment” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loans” shall have the meaning assigned to such term in Section 2.20(c).

“Incremental Term Loan Commitment” shall have the meaning assigned to such term in Section 2.20(a).

“Incremental Term Loan Maturity Date” shall have the meaning assigned to such term in Section 2.20(c).

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business); (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding deferred compensation, contingent consideration in respect of Permitted Acquisitions and trade accounts payable and accrued obligations incurred in the ordinary course of business); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean all Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under any Loan Document.

“Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).

“Information” shall have the meaning assigned to such term in Section 10.12.

“Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.

“Intellectual Property” shall have the meaning assigned to such term in Section 3.06(a).

“Interest Election Request” shall mean a request by Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan (including Swingline Loans), the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Revolving Loan or Swingline Loan, the Revolving Maturity Date or such earlier date on which the Revolving Commitments are terminated and (d) with respect to any Term Loan, the Term Loan Maturity Date or an Incremental Term Loan Maturity Date.

“Interest Period” shall mean, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or nine or twelve months if agreed to by all affected Lenders) thereafter, as Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided, however, that an Interest Period shall be limited to the extent required under Section 2.03(e).

“Internally Generated Cash” shall mean any cash of Borrower or any Subsidiary that is not generated from an Asset Sale, a Casualty Event, an incurrence of third party Indebtedness (other than Revolving Loans), an issuance of Equity Interests to a third party or a capital contribution from a third party.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“Issuing Bank” shall mean, as the context may require, (a) UBS AG, Stamford Branch, in its capacity as issuer of Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Sections 2.18(j) and (k) in its capacity as issuer of Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.

“Issuing Country” shall have the meaning assigned to such term in Section 10.19(a).

“Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.

“Judgment Currency” shall have the meaning assigned to such term in Section 10.18(a).

“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 10.18(a).

“LC Commitment” shall mean the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.18. The amount of the LC Commitment shall initially be $25.0 million, but shall in no event exceed the Revolving Commitment.

“LC Disbursement” shall mean a payment or disbursement made by the Issuing Bank pursuant to a drawing under a Letter of Credit.

“LC Exposure” shall mean at any time the sum of (a) the Dollar Equivalent of the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the Dollar Equivalent of the aggregate principal amount of all Reimbursement Obligations outstanding at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.

“LC Participation Fee” shall have the meaning assigned to such term in Section 2.05(c).

“LC Request” shall mean a request by Borrower in accordance with the terms of Section 2.18(b) and substantially in the form of Exhibit G, or such other form as shall be approved by the Administrative Agent.

“Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.

“Lead Arrangers” shall have the meaning assigned to such term in the preamble hereto.

“Lenders” shall mean (a) the financial institutions that have become parties hereto as Lenders and (b) any financial institution or other entity that has become a party as a Lender hereto pursuant to an Assignment and Assumption, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption. Unless the context clearly indicates otherwise, the term “Lenders” shall include the Swingline Lender.

“Letter of Credit” shall mean any letter of credit or similar instrument issued or to be issued by an Issuing Bank for the account of Borrower or any Subsidiary pursuant to Section 2.18.

“Letter of Credit Expiration Date” shall mean the date which is fifteen days prior to the Revolving Maturity Date.

“LIBOR Rate” shall mean, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean of the offered rates for deposits in the relevant Approved Currency with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full London Business Day preceding the first day of such Interest Period (or in the case of a Eurocurrency Borrowing in pounds, the London Business Day that is the first day of such Interest Period); provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurocurrency Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in the relevant Approved Currency at approximately 11:00 a.m., London, England time, two London Business Days prior to the first day of such Interest Period (or in the case of a Eurocurrency Borrowing in pounds, the London Business Day that is the first day of such Interest Period) in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurocurrency Borrowing to be outstanding during such Interest Period. Notwithstanding the foregoing, for purposes of clause (c) of the definition of Alternate Base Rate, the rates referred to above shall be the rates as of 11:00 a.m., London, England time, on the date of determination (rather than the second London Business Day preceding the date of determination). “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Reuters Screen LIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the rates at which the relevant Approved Currency deposits are offered by leading banks in the London interbank deposit market).

“Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind, including any easement, right-of-way or other encumbrance on title to Real Property, in, on or of such property in each of the foregoing cases whether voluntary or imposed by law; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of the Equity Interests of any Subsidiary, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” shall mean this Agreement, the Letters of Credit, the Notes (if any), the Security Documents, the Fee Letter and any other document that Borrower and the Administrative Agent have agreed to be a Loan Document.

“Loan Parties” shall mean Borrower and the Subsidiary Guarantors.

“Loans” shall mean, as the context may require, a Revolving Loan, a Term Loan or a Swingline Loan (and shall include any Replacement Term Loans and any Loans contemplated by Section 2.20).

“London Business Day” shall mean any day on which banks are generally open for dealings in dollar deposits in the London interbank market.

“Long Stop Date” shall mean the date that is six months after the Effective Date.

“Major Covenant” means, solely in relation to Borrower and its Subsidiaries only (and, for the avoidance of doubt, excluding any members of the Target Group), the covenants set forth in Sections 6.01, 6.04, 6.05, 6.06, 6.14 and 5.16 (other than clauses (f), (h), (k)(ii) and (l) thereof).

“Major Default” shall mean the occurrence of an Event of Default pursuant to Section 8.01(a), (b), (l) or, solely with respect to Borrower, CSG Systems, Inc. or UK Holdco, 8.01(g) or (h).

“Major Representation” means, in relation to Borrower and its Subsidiaries only (and, for the avoidance of doubt, excluding the any members of the Target Group), each of the representations and warranties set forth in Sections 3.01, 3.02 and 3.03.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Market Disruption Loans” shall mean Loans the rate of interest applicable to which is based upon the Market Disruption Rate, and the Applicable Margin with respect thereto shall be the same as (i) in the case of any Loan of any Class bearing a Market Disruption Rate determined by reference to the Alternate Base Rate, the Applicable Margin then applicable to ABR Loans of such Class and (ii) in the case of any other Loan of any Class bearing a Market Disruption Rate, the Applicable Margin then applicable to Eurocurrency Loans of such Class; provided that, other than with respect to the rate of interest and Applicable Margin applicable thereto, Market Disruption Loans shall for all purposes hereunder and under the other Loan Documents be treated as ABR Loans.

“Market Disruption Rate” shall mean, for any day, a fluctuating rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) equal to, in the reasonable discretion of the Administrative Agent, either (i) the Alternate Base Rate for such day (but only for a Loan denominated in dollars) or (ii) the rate for such day reasonably determined by the Administrative Agent to be the cost of funds of representative participating members in the interbank eurodollar market selected by the Administrative Agent (which may include Lenders) for maintaining loans similar to the relevant Market Disruption Loans. Any change in the Market Disruption Rate shall be effective as of the opening of business on the effective day of any change in the relevant component of the Market Disruption Rate. Notwithstanding the foregoing, if the “Market Disruption Rate” as determined in accordance with the immediately preceding sentences is less than the percentage specified in the proviso of the definition of “Adjusted LIBOR Rate,” then for all purposes of this Agreement and the other Loan Documents, the “Market Disruption Rate” (including for Revolving Loans) shall be deemed equal to such percentage for such Interest Period.

“Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, or financial condition of Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to fully and timely perform any of their payment obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.

“Material Borrowed Indebtedness” shall have the meaning assigned to such term in Section 6.10(a).

“Maximum Rate” shall have the meaning assigned to such term in Section 10.14.

“Minimum Domestic Percentage Test” shall mean that, as of the end of the most recently completed fiscal quarter of Borrower for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b), on a Pro Forma Basis, the Domestic EBITDA Percentage is at least 66  2/3%.

“MNPI” shall have the meaning assigned to such term in Section 10.01(d).

“Moodys” shall mean Moody’s Investors Service Inc.

“Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be in a form reasonably satisfactory to the Collateral Agent, in each case, with such schedules and including such provisions as shall be necessary to conform such document to applicable local or as shall be customary under applicable local law.

“Mortgaged Property” shall mean each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.11(c).

“Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Loan Party or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Loan Party or any ERISA Affiliate has within the preceding five plan years made, or had any obligation to make, contributions; or (c) with respect to which any Loan Party or any of its ERISA Affiliates could incur liability.

“Net Cash Proceeds” shall mean:

(a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Borrower or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Borrower or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrower’s good faith estimate of income taxes actually paid or currently payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Borrower or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities, such cash proceeds shall constitute Net Cash Proceeds); (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds, (v) in the case of any such cash proceeds received (or subsequently received) by any Foreign Subsidiary, any taxes that would be payable in connection with the repatriation of such cash proceeds to Borrower or any Subsidiary Guarantor; and (vi) in the case of any such cash proceeds received (or subsequently received) by any Subsidiary that is not a Wholly-Owned Subsidiary, the portion of such proceeds allocable to the holders (other than Borrower and its Subsidiaries) of Equity Interests in such Subsidiary or any intermediate Subsidiary that is not a Wholly-Owned Subsidiary;

(b) with respect to any Debt Issuance or any issuance or sale of Equity Interests by Borrower or any of its Subsidiaries, the cash proceeds thereof, net of (i) fees, commissions, costs and other expenses incurred in connection therewith, (ii) in the case of any such cash proceeds received by any Foreign Subsidiary, any taxes that would be payable in connection with the repatriation of such cash proceeds to Borrower or any Subsidiary Guarantor and (iii) in the case of any such cash proceeds received by any Subsidiary that is not a Wholly-Owned Subsidiary, the portion of such proceeds allocable to the holders (other than Borrower and its Subsidiaries) of Equity Interests in such Subsidiary or any intermediate Subsidiary that is not a Wholly-Owned Subsidiary; and

(c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of (i) all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event, (ii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness which is secured by a Lien on the property subject to such Casualty Event (so long as such Lien was permitted to encumber such property under the Loan Documents at the time of such Casualty Event) and which is repaid with such cash proceeds, awards or other compensation, (iii) in the case of any such cash proceeds, awards or other compensation received by any Foreign Subsidiary, any taxes that would be payable in connection with the repatriation of such cash proceeds, awards or other compensation to Borrower or any Subsidiary Guarantor and (vi) in the case of any such cash proceeds, awards or other compensation received by any Subsidiary that is not a Wholly-Owned Subsidiary, the portion of such proceeds allocable to the holders (other than Borrower and its Subsidiaries) of Equity Interests in such Subsidiary or any intermediate Subsidiary that is not a Wholly-Owned Subsidiary.

“Notes” shall mean any notes evidencing the Term Loans, Revolving Loans or Swingline Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit H-1, H-2 or H-3.

“Obligation Currency” shall have the meaning assigned to such term in Section 10.18(a).

“Obligations” shall mean (a) obligations of Borrower and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by Borrower and the other Loan Parties under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of Reimbursement Obligations, interest thereon and obligations to provide cash collateral and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrower and the other Loan Parties under this Agreement and the other Loan Documents, and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrower and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents.

“OFAC” shall have the meaning set forth in the definition of “Embargoed Person.”

“Offer” shall mean a contractual takeover offer within the meaning of Section 974 of the Companies Act made by UK Holdco to effect the Acquisition.

“Offer Document” shall mean the document to be sent to the shareholders of the Target in order to make the Offer.

“Offer Press Release” shall have the meaning assigned to such term in Section 5.16(i).

“Offer Unconditional Date” shall mean the date on which the Offer is declared unconditional in all respects.

“Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer, the president or one of the Financial Officers, each in his or her official (and not individual) capacity.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the articles or certificate of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person and (v) in any other case, the functional equivalent of the foregoing.

“Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise, property or similar taxes, charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document (and any interest, additions to tax or penalties applicable thereto).

“Participant” shall have the meaning assigned to such term in Section 10.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 10.04(d).

“Participating Member States” shall mean the member states of the European Community that adopt or have adopted the euro as their lawful currency in accordance with the legislation of the European Union relating to European Monetary Union.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a certificate in the form of Exhibit I-1 or any other form approved by the Collateral Agent, as the same shall be supplemented from time to time by a Perfection Certificate Supplement or otherwise.

“Perfection Certificate Supplement” shall mean a certificate supplement in the form of Exhibit I-2 or any other form approved by the Collateral Agent.

“Permitted Acquisition” shall mean any transaction for the (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; or (b) acquisition (including by merger or consolidation) of the Equity Interests of any person that becomes a Subsidiary after giving effect to such transaction; provided that each of the following conditions shall be met:

(i) no Event of Default exists at the time of the execution and delivery of the purchase agreement therefor or would then result therefrom;

(ii) after giving effect to such transaction on a Pro Forma Basis, (A) Borrower shall be in compliance with the covenants set forth in Sections 6.09 (a), (b) and (c) as of the end of the most recently completed Test Period (with the ratios required by the covenants set forth in Section 6.09(a) and (b) each being deemed for this purpose to be 0.25 less than the ratios set forth therein), (B) the Minimum Domestic Percentage Test shall be satisfied and (C) Borrower and its Subsidiaries shall have unrestricted cash and Cash Equivalents and unused availability under the Revolving Commitments of at least $50.0 million in the aggregate;

(iii) the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrower and the Subsidiaries are permitted to be engaged in under Section 6.14;

(iv) in the case of an acquisition of a person whose Equity Interests are publicly listed, the Board of Directors of such person shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);

(v) all transactions in connection therewith shall be consummated in accordance with all applicable material Requirements of Law as reasonably determined by Borrower; and

(vi) with respect to any transaction involving Acquisition Consideration of more than $30.0 million, at least five Business Days prior to the proposed date of consummation of the transaction, Borrower shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance).

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Loan Party or any of its ERISA Affiliates or with respect to which any Loan Party or its ERISA Affiliates could incur liability (including under Sections 4062 or 4069 of ERISA).

“pounds,” “GBP” or “£” shall mean lawful money of the United Kingdom.

“Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Effective Date.

“Preferred Stock Issuance” shall mean the issuance or sale by Borrower or any of its Subsidiaries of any Disqualified Capital Stock after the Closing Date.

“Premises” shall have the meaning assigned thereto in the applicable Mortgage and includes any similar term used in the applicable Mortgage.

“Press Release” shall mean the press release announcing, in compliance with Rule 2.5 of the Takeover Code, a firm intention to proceed with the Scheme.

“Private Side Communications” shall have the meaning assigned to such term in Section 10.01(d).

“Private Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X or otherwise reasonably satisfactory to the Administrative Agent.

“Pro Rata Percentage” of any Revolving Lender at any time shall mean the percentage of the total Revolving Commitments of all Revolving Lenders represented by such Lender’s Revolving Commitment; provided that for purposes of Section 2.19(b) and (c), “Pro Rata Percentage” shall mean the percentage of the total Revolving Commitments (disregarding the Revolving Commitment of any Defaulting Lender to the extent its Swingline Exposure or LC Exposure is reallocated to the non-Defaulting Lenders) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Pro Rata Percentage shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments.

“property” shall mean any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.

“Property Material Adverse Effect” shall have the meaning assigned thereto in the Mortgage.

“Public Siders” shall have the meaning assigned to such term in Section 10.01(d).

“Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the development, construction, purchase or lease of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition, installation, construction or improvement of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.

“Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.

“Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Term Loans” shall have the meaning assigned to such term in Section 10.02(e).

“Register” shall have the meaning assigned to such term in Section 10.04(c).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligations” shall mean Borrower’s obligations under Section 2.18(e) to reimburse LC Disbursements.

“Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.

“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Released Guarantor” shall have the meaning assigned to such term in Section 7.09.

“Relevant Currency Equivalent” shall mean the Dollar Equivalent or each Alternate Currency Equivalent, as applicable.

“Replacement Term Loans” shall have the meaning assigned to such term in Section 10.02(e).

“Required Class Lenders” shall mean (i) with respect to Term Loans, Lenders having more than 50% of all Term Loans outstanding (including prior to the date of a Successful Syndication, each of UBS Loan Finance LLC and Royal Bank of Canada) and (ii) with respect to Revolving Loans, Required Revolving Lenders.

“Required Lenders” shall mean Lenders having more than 50% of the sum of all Loans outstanding, LC Exposure and unused Commitments (including prior to the date of a Successful Syndication, each of UBS Loan Finance LLC and Royal Bank of Canada); provided that the Loans, LC Exposure and unused Commitments held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Required Revolving Lenders” shall mean Lenders having more than 50% of all Revolving Commitments (including prior to the date of a Successful Syndication, each of UBS Loan Finance LLC and Royal Bank of Canada) or, after the Revolving Commitments have terminated, more than 50% of all Revolving Exposure; provided that the Revolving Commitments held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Revolving Lenders.

“Requirements of Law” shall mean, collectively, any and all applicable requirements of any Governmental Authority including any and all laws, treaties, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes or case law.

“Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.

“Revolving Availability Period” shall mean the period from and including the Closing Date to but excluding the earlier of (i) the Business Day preceding the Revolving Maturity Date and (ii) the date of termination of the Revolving Commitments.

“Revolving Borrowing” shall mean a Borrowing comprised of Revolving Loans.

“Revolving Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans hereunder up to the amount set forth on Schedule 1.01(b) or by an Increase Joinder, or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $100.0 million.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the Dollar Equivalent of the aggregate principal amount at such time of all outstanding Revolving Loans of such

Lender, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s LC Exposure, plus the Dollar Equivalent of the aggregate amount at such time of such Lender’s Swingline Exposure.

“Revolving Lender” shall mean a Lender with a Revolving Commitment.

“Revolving Loan” shall mean a Loan made by the Lenders to Borrower pursuant to Section 2.01(b). Each Revolving Loan shall either be an ABR Revolving Loan or a Eurocurrency Revolving Loan.

“Revolving Maturity Date” shall mean the date which is 5 years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.

“S&P” shall mean Standard & Poor’s Financial Services LLC.

“Scheme” shall mean a scheme of arrangement made pursuant to Part 26 of the Companies Act between the Target and the holders of the Target Shares and the related reduction of capital under Section 649 of the Companies Act in relation to the cancellation of the entire issued share capital of the Target and the subsequent issue of new shares in the Target to UK Holdco as contemplated by the Scheme Press Release.

“Scheme Circular” shall mean the circular to the shareholders of Target, issued, or to be issued, by the Target setting out the proposals for the Scheme.

“Scheme Effective Date” shall mean the date on which a copy of the court order sanctioning the Scheme is duly filed on behalf of the Target with the Registrar of Companies in accordance with section 899 of the Companies Act.

“Secured Obligations” shall mean (a) the Obligations, (b) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party and (c) the due and punctual payment and performance of all obligations of Borrower and the other Loan Parties (including overdrafts and related liabilities) under each Treasury Services Agreement entered into with any counterparty that is a Secured Party.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each other Agent, the Lenders and each counterparty to a Hedging Agreement or Treasury Services Agreement if at the date of entering into such Hedging Agreement or Treasury Services Agreement such person was an Agent or a Lender or an Affiliate of an Agent or a Lender and such person (if such person is an Affiliate of an Agent or a Lender) executes and delivers to the Administrative Agent a letter agreement in form and substance acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 9.03, 10.03 and 10.09 as if it were a Lender.

“Securities Act” shall mean the Securities Act of 1933.

“Securities Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Security Agreement” shall mean the Security Agreement dated as of the Effective Date among the Loan Parties and Collateral Agent for the benefit of the Secured Parties.

“Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.

“Security Documents” shall mean the Security Agreement, the English Share Pledge, the Mortgages, if any, and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Secured Obligations.

“Spot Selling Rate” shall mean the spot selling rate at which the Administrative Agent offers to sell the relevant Alternate Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later.

“Statutory Reserves” shall mean (a) for any Interest Period for any Eurocurrency Borrowing in dollars, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D), (b) for any Interest Period for any portion of a Borrowing in pounds, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in pounds maintained by commercial banks which lend in pounds or (c) for any Interest Period for any portion of a Borrowing in euros, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves), if any, are in effect on such day for funding in euros maintained by commercial banks which lend in euros. Eurocurrency Borrowings shall be deemed to constitute Eurocurrency liabilities and to be subject to such reserve requirements without benefit of or credit for proration, exceptions or offsets which may be available from time to time to any Lender under Regulation D.

“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(a), and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11.

“Successful Syndication” shall have the meaning given to such term in the Fee Letter.

“Swingline Commitment” shall mean the commitment of the Swingline Lender to make loans pursuant to Section 2.17, as the same may be reduced from time to time pursuant to Section 2.07 or Section 2.17. The amount of the Swingline Commitment shall initially be $10 million, but shall in no event exceed the Revolving Commitment.

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Revolving Lender at any time shall equal its Pro Rata Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall have the meaning assigned to such term in the preamble hereto.

“Swingline Loan” shall mean any loan made by the Swingline Lender pursuant to Section 2.17.

“Syndication Agent” shall have the meaning assigned to such term in the preamble hereto.

“Takeover Code” shall mean City Code on Takeovers and Mergers.

“Target” shall have the meaning assigned to such term in the first recital hereto.

“Target Group” shall mean the Target and its Subsidiaries.

“Target Shares” shall mean all the issued and unconditionally allotted share capital in the Target and any further shares in the capital of the Target which may be issued or unconditionally allotted pursuant to the exercise of any outstanding subscription or conversion rights or otherwise together with all related rights.

“Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Borrowing” shall mean a Borrowing comprised of Term Loans.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Closing Date in the amount set forth on Schedule 1.01(b), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04. The aggregate amount of the Lenders’ Term Loan Commitments is $200.0 million.

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan Maturity Date” shall mean the date which is 5 years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.

“Term Loans” shall mean the term loans made by the Lenders to Borrower pursuant to Section 2.01(a) or by an Increase Joinder. Each Term Loan shall be either an ABR Term Loan or a Eurocurrency Term Loan.

“Term Loan Repayment Date” shall have the meaning assigned to such term in Section 2.09.

A “Test Period” at any time shall mean the period of four consecutive fiscal quarters of Borrower ended on or prior to such time (taken as one accounting period).

“Total Assets” shall mean the total assets of Borrower and its Subsidiaries on a consolidated basis, as shown on the most recent balance sheet of Borrower delivered pursuant to Section 5.01(a) or (b) or, for the period prior to the time any such statements are so delivered pursuant to Section 5.01(a) or (b), the financial statements referred to in the first sentence of Section 3.04(a).

“Total Leverage Ratio” shall mean, at any date of determination, the ratio of Consolidated Indebtedness on such date to Consolidated EBITDA for the Test Period then most recently ended.

“Transaction Documents” shall mean the Acquisition Documents and the Loan Documents.

“Transactions” shall mean, collectively, the transactions to occur on or prior to the Closing Date pursuant to the Transaction Documents, including (a) the consummation of the Acquisition; (b) the execution, delivery and performance of the Loan Documents and the initial borrowings hereunder; (c) the Equity Financing; and (d) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services (including, without limitation, purchasing cards, travel and entertainment cards and related services) or automated clearinghouse transfer of funds.

“2004 Convertible Debt Securities” shall mean the $230.0 million 2.5% Senior Subordinated Convertible Debt Securities of Borrower due 2024.

“2010 Convertible Notes” shall mean the $150.0 million 3% Senior Subordinated Convertible Notes of Borrower due 2017.

“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

“UK Holdco” shall mean CSG Systems UK Limited, a limited company organized under the laws of England and Wales, and a wholly-owned Subsidiary of Borrower.

“United States” shall mean the United States of America.

“USA PATRIOT Act” shall have the meaning set forth in the definition of “Anti-Terrorism Laws.”

“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.

“Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

SECTION 1.02 Classification of Loans and Borrowings.

For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing,” “Borrowing of Term Loans”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03 Terms Generally.

The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”

SECTION 1.04 Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared, and all terms of an accounting or financial nature shall be construed and interpreted, in accordance with GAAP as in effect from time to time; provided that, (i) notwithstanding anything to the contrary herein, all accounting or financial terms used herein shall be construed, and all financial computations pursuant hereto shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar effect) to value any Indebtedness or other liabilities of any Group Member at “fair value”, as defined therein and (ii) if Borrower notifies the Administrative Agent that Borrower requests an amendment of any provision hereof to eliminate the effect of any change occurring after the Effective Date in GAAP, in the application thereof or in the accounting policies or reporting practices of Borrower (or if the Administrative Agent notifies Borrower that the Required Lenders request an amendment of any provision hereof for such purpose), regardless of whether such notice is given before or after such change in GAAP, in the application thereof or in any such policies or practices, then such provision shall be applied on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05 Resolution of Drafting Ambiguities.

Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II

THE CREDITS

SECTION 2.01 Commitments.

Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly:

(a) to make a Term Loan denominated in dollars to Borrower on the Closing Date in the principal amount not to exceed its Term Loan Commitment; and

(b) to make Revolving Loans denominated in any Approved Currency to Borrower, at any time and from time to time on or after the Closing Date until the earlier of the Revolving Maturity Date and the termination of the Revolving Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment; provided that (i) no Revolving Loans other than the Acquisition Revolving Loans shall be made on the Closing Date, (ii) the aggregate principal amount of Revolving Loans denominated in Alternate Currencies shall not exceed the Dollar Equivalent of $25.0 million at any time outstanding and (iii) until the end of the Certain Funds Period, the aggregate amount of Revolving Exposure in respect of Letters of Credit and for Swingline Loans and Revolving Loans the proceeds of which are not used to finance the Transactions shall not be more than $0.

Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.

SECTION 2.02 Loans.

(a) Each Loan (other than Swingline Loans) shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans made pursuant to Section 2.18(e)(i), (x) ABR Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments and (y) (A) the Eurocurrency Loans comprising any Borrowing denominated in dollars shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments; (B) the Eurocurrency Loans comprising any Borrowing denominated in euro shall be in an aggregate principal amount that is (i) an integral multiple of €1.0 million or (ii) equal to the remaining available balance of the applicable Commitments or, if less, the available balance of Revolving Loans in an Alternate Currency pursuant to clause (ii) of Section 2.01(b); (C) the Eurocurrency Loans comprising any Borrowing denominated in pounds shall be in an aggregate principal amount that is (i) an integral multiple of £1.0 million or (ii) equal to the remaining available balance of the applicable Commitments or, if less, the available balance of Revolving Loans in an Alternate Currency pursuant to clause (ii) of Section 2.01(b); (D) the Eurocurrency Loans comprising any Borrowing denominated in Australian dollars shall be in an aggregate principal amount that is (i) an integral multiple of A$1.0 million or (ii) equal to the remaining available balance of the applicable Commitments or, if less, the available balance of Revolving Loans in an Alternate Currency pursuant to clause (ii) of Section 2.01(b); and (E) the Eurocurrency Loans comprising any Borrowing denominated in any other Alternate Currency shall be in an aggregate principal amount that is (i) an integral multiple of the number of units of such Alternate Currency as is agreed by Borrower and the Administrative Agent at the time consent is granted that such Alternate Currency shall be an Alternate Currency or (ii) equal to the remaining available balance of the applicable Commitments or, if less, the available balance of Revolving Loans in an Alternate Currency pursuant to clause (ii) of Section 2.01(b).

(b) Subject to Sections 2.11 and 2.12, each Borrowing (other than of Swingline Loans) shall be comprised entirely of ABR Loans or Eurocurrency Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurocurrency Borrowings being outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Except with respect to Loans deemed made pursuant to Section 2.18(e)(ii), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate, not later than 12:00 (noon), New York City time (or, in the case of a Revolving Loan in an Alternate Currency, to such account in London as the Administrative Agent may designate, not later than 12:00 (noon), London time), and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request acceptable to the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date (in the case of any Eurocurrency Borrowing), or at least 2 hours prior to the time (in the case of any ABR Borrowing), of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent at the time of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrower severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and, in the case of a Borrowing in dollars, if greater, the Federal Funds Effective Rate. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrower’s obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.

(e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date, Term Loan Maturity Date, or Incremental Term Loan Maturity Date, as applicable.

SECTION 2.03 Borrowing Procedure.

To request Loans, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of Eurocurrency Loans in dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (ii) in the case of Eurocurrency Loans in an Alternate Currency, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed borrowing or (iii) in the case of ABR Loans, not later than 10:00 a.m., New York City time, on the date of the proposed borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:

(a) whether the requested borrowing is to be a borrowing of Revolving Loans, or Term Loans;

(b) the aggregate amount of such borrowing;

(c) the date of such borrowing, which shall be a Business Day;

(d) whether such borrowing is to be for ABR Loans or Eurocurrency Loans;

(e) in the case of Eurocurrency Loans, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; provided that until the date on which the Lead Arrangers shall have notified Borrower that a Successful Syndication has been achieved, the Interest Period shall be one month;

(f) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c);

(g) that the conditions set forth in Section 4.02 or Sections 4.03(b)-(d), as the case may be, have been satisfied as of the date of the notice; and

(h) in the case of Eurocurrency Loans in an Alternate Currency, the Alternate Currency for such Loans.

If no election as to the Type of Loans is specified for Loans in dollars, then the requested borrowing shall be for ABR Loans. If no Interest Period is specified with respect to any requested Eurocurrency Loan, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Promise to Repay. Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Term Loan Lender, the principal amount of each Term Loan of such Term Loan Lender as provided in Section 2.09, (ii) to the Administrative Agent for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Revolving Lender on the Revolving Maturity Date and (iii) to the Swingline Lender, the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after each Swingline Loan is made. All payments or repayments of Loans made pursuant to this Section 2.04(a) shall be made in the Approved Currency in which such Loan is denominated.

(b) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain records including (i) the amount and Approved Currency of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the records maintained by the Administrative Agent and each Lender pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such records or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms. In the event of any conflict between the records maintained by any Lender and the records of the Administrative Agent in respect of such matters, the records of the Administrative Agent shall control in the absence of manifest error.

(c) Promissory Notes. Any Lender by written notice to Borrower (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit H-1, H-2 or H-3, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.05 Fees.

(a) Commitment Fee. Borrower agrees to pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender as long as it is a Defaulting Lender) a commitment fee (a “Commitment Fee”) equal to the Applicable Fee per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Closing Date to but excluding the date on which such Revolving Commitment terminates. Accrued Commitment Fees shall be payable in arrears (A) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Effective Date, and (B) on the date on which such Commitment terminates. Commitment Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing Commitment Fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) Agent Fees. Borrower agrees to pay to the Administrative Agent and the Lead Arrangers the fees payable in the amounts and at the times separately agreed upon among Borrower, the Administrative Agent and the Lead Arrangers (the “Agent Fees”).

(c) LC and Fronting Fees. Borrower agrees to pay (i) to the Administrative Agent for the account (subject to Section 2.20(b)) of each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurocurrency Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.25% per annum on the average daily amount of the LC Exposure (provided that any LC Exposure attributable to a Letter of Credit denominated in dollars in an initial amount less than $50,000 or a Letter of Credit denominated in an Alternate Currency in an initial amount less than the Dollar Equivalent of $50,000 shall be deemed to be $50,000 or the Dollar Equivalent of $50,000, as applicable, for purposes of this clause (ii)) (excluding any portion thereof attributable to Reimbursement Obligations) during the period from and including the Closing Date to but excluding the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s customary fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Accrued LC Participation Fees and Fronting Fees shall be payable in arrears (i) on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Closing Date, and (ii) on the date on which the Revolving Commitments terminate and on any date thereafter on which there ceases to be any LC Exposure. Any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand therefor. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) All Fees shall be paid on the dates due, in immediately available funds in dollars, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Borrower shall pay the Fronting Fees directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans.

(a) ABR Loans. Subject to the provisions of Section 2.06(d), the Loans comprising each ABR Borrowing, including each Swingline Loan, shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.

(b) Eurocurrency Loans. Subject to the provisions of Section 2.06(d), the Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.

(c) Default Rate. Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of amounts constituting principal on any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.06 or (ii) in the case of any other outstanding amount, (A) 2% plus the rate applicable to ABR Revolving Loans as provided in Section 2.06(a) or, (B)

in the case of an overdue amount in an Alternate Currency, the Alternate Currency Base Rate for such Alternate Currency (in the case of either of the foregoing clauses (i) and (ii), the “Default Rate”).

(d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Swingline Loan without a permanent reduction in Revolving Commitments), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate and interest on obligations denominated in pounds shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

(f) Currency for Payment of Interest. All interest paid or payable pursuant to this Section 2.06 shall be paid in the Approved Currency in which the Loan, Letter of Credit or other Obligation giving rise to such interest is denominated.

SECTION 2.07 Termination and Reduction of Commitments.

(a) Termination of Commitments. The Term Loan Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Closing Date. The Revolving Commitments, the Swingline Commitment and the LC Commitment shall automatically terminate on the Revolving Maturity Date. Notwithstanding the foregoing, all the Commitments shall automatically terminate on the Long Stop Date, if the initial Credit Extension shall not have occurred by such time.

(b) Optional Terminations and Reductions. At its option, Borrower may at any time terminate, or from time to time permanently reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the aggregate amount of Revolving Exposures would exceed the aggregate amount of Revolving Commitments.

(c) Borrower Notice. Borrower shall notify the Administrative Agent in writing of any election to terminate or reduce Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of Commitments delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or Asset Sale, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.08 Interest Elections.

(a) Generally. Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. Borrowings of Alternate Currency Revolving Loans may not be converted to a different Type. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, Borrower shall not be entitled to request any conversion or continuation that, if made, would result in more than ten Eurocurrency Borrowings outstanding hereunder at any one time. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) Interest Election Notice. To make an election pursuant to this Section, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting Loans of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; provided that no Borrowing denominated in an Alternate Currency shall be an ABR Borrowing;

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”; provided that until the date on which the Lead Arrangers shall have notified Borrower that a Successful Syndication has been achieved, the Interest Period shall be one month; and

(v) in the case of a Borrowing consisting of Alternate Currency Revolving Loans, the Alternate Currency of such Borrowing.

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then Borrower shall be deemed to have selected an Interest Period of one month’s duration.

Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(c) Automatic Conversions and Continuations of Certain Borrowings. If an Interest Election Request with respect to a Eurocurrency Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) if such Borrowing is denominated in dollars, such Borrowing shall be converted to an ABR Borrowing and (ii) if such Borrowing is denominated in an Alternate Currency, such Borrowing shall be continued for an additional Interest Period of one month’s duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrower, that (x) no outstanding Borrowing in dollars may be converted to or continued as a Eurocurrency Borrowing, (y) unless repaid, each Eurocurrency Borrowing other than a Borrowing of Alternate Currency Loans shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (z) any Alternate Currency Loan shall not be continued with an Interest Period of more than one month.

SECTION 2.09 Amortization of Term Borrowings.

Borrower shall pay to the Administrative Agent, for the account of the Lenders, (a) an aggregate annual amount payable in equal quarterly installments on the last Business Day of each March, June, September and December (each such date a “Term Loan Repayment Date”), commencing with the first such date to occur at least 30 days after the Closing Date, equal to (i) 5% of the aggregate principal amount of all Term Loans funded on the Closing Date for the first year following the Closing Date, (ii) 10% of the aggregate principal amount of all Term Loans funded on the Closing Date for the second year following the Closing Date, (iii) 15% of the aggregate principal amount of all Term Loans funded on the Closing Date for the third year following the Closing Date, (iv) 20% of the aggregate principal amount of all Term Loans funded on the Closing Date for the fourth year following the Closing Date and (v) 25% of the aggregate principal amount of all Term Loans funded on the Closing Date for the fifth year following the Closing Date, in the case of each of the foregoing clauses (i) through (v), as adjusted from time to time pursuant to Section 2.10(g), and (b) on the Term Loan Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

SECTION 2.10 Optional and Mandatory Prepayments of Loans.

(a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that each partial prepayment shall be in an amount that is (i) in the case of any Borrowing of Loans denominated in dollars, an integral multiple of $1.0 million, (ii) in the case of any Borrowing of Loans denominated in euros, an integral multiple of €1.0 million, (iii) in the case of any Borrowing of Loans denominated in pounds, an integral multiple of £1.0 million, (iv) in the case of any Borrowing of Loans denominated in Australian dollars, an integral multiple of A$1.0 million, (v) in the case of any Borrowing of Loans denominated in any other Alternate Currency, an integral multiple of the number of units of such Alternate Currency as is agreed by Borrower and the Administrative Agent at the time consent is granted that such Alternate Currency shall be an Alternate Currency or (vi) in any case, the outstanding principal amount of such Borrowing.

(b) Revolving Loan Prepayments.

(i) In the event of the termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and all outstanding Swingline Loans and replace all outstanding Letters of Credit or cash collateralize all outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i).

(ii) In the event of any partial reduction of the Revolving Commitments, then (x) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (y) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction, then Borrower shall, on the date of such reduction, first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iii) In the event that the sum of all Lenders’ Revolving Exposures exceeds the Revolving Commitments then in effect (including on any date on which Dollar Equivalents are determined pursuant to Section 10.17), Borrower shall, without notice or demand, immediately first, repay or prepay Swingline Loans, second, repay or prepay Revolving Borrowings, and third, replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(iv) In the event that the aggregate LC Exposure exceeds the LC Commitment then in effect (including on any date on which Dollar Equivalents are determined pursuant to Section 10.17), Borrower shall, without notice or demand, immediately replace outstanding Letters of Credit or cash collateralize outstanding Letters of Credit in accordance with the procedures set forth in Section 2.18(i), in an aggregate amount sufficient to eliminate such excess.

(v) In the event that the aggregate Swingline Exposure exceeds the Swingline Commitment then in effect (including on any date on which Dollar Equivalents are determined pursuant to Section 10.17), Borrower shall, without notice or demand, immediately repay or prepay Swingline Loans in an aggregate amount sufficient to eliminate such excess.

(c) Asset Sales. Not later than five (or in the case of any Asset Sale by a Foreign Subsidiary, ten) Business Days following the receipt of any Net Cash Proceeds of any Asset Sale by Borrower or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) no such prepayment shall be required under this Section 2.10(c)(i) with respect to (A) any Asset Sale permitted by Section 6.06(a), (B) the disposition of property which constitutes a Casualty Event, or (C) Asset Sales resulting in no more than $2.5 million in Net Cash Proceeds per Asset Sale (or series of related Asset Sales); and

(ii) so long as no Event of Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in Capital Assets or a Permitted Acquisition within 12 months following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 12-month period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c).

(d) Debt Issuance or Preferred Stock Issuance. Not later than one (or in the case of any Debt Issuance or Preferred Stock Issuance by a Foreign Subsidiary, five) Business Day following the receipt of any Net Cash Proceeds of any Debt Issuance or Preferred Stock Issuance by Borrower or any of its Subsidiaries, Borrower shall make prepayments in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds.

(e) Casualty Events. Not later than ten Business Days following the receipt of any Net Cash Proceeds from a Casualty Event by Borrower or any of its Subsidiaries (other than any Casualty Event resulting in Net Cash Proceeds of less than $2.5 million), Borrower shall make prepayments in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:

(i) so long as no Event of Default shall then exist or arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such proceeds are expected to be used to repair, replace or restore any property in respect of which such Net Cash Proceeds were paid or to reinvest in other Capital Assets or a Permitted Acquisition, no later than 12 months following the date of receipt of such proceeds; and

(ii) if any portion of such Net Cash Proceeds shall not be so applied within such 12-month period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(e).

(f) Excess Cash Flow. No later than five Business Days after the date on which the financial statements with respect to each fiscal year in which an Excess Cash Flow Period occurs are required to be delivered pursuant to Section 5.01(a) (without giving effect to any grace period applicable thereto), Borrower shall make prepayments in accordance with Sections 2.10(g) and (h) in an aggregate amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow for such Excess Cash Flow Period then ended minus (B) any voluntary prepayments of Term Loans or repayments of Revolving Loans to the extent accompanied by a permanent reduction of the Revolving Commitments pursuant to Section 2.10(a) during such Excess Cash Flow Period, other than prepayments of Term Loans that reduced amortization payments scheduled during such Excess Cash Flow Period (to the extent of such reductions) or prepayments funded with the proceeds of Indebtedness (other than Revolving Loans).

(g) Application of Prepayments. Mandatory prepayments shall be applied to any Term Loans outstanding. Prior to any optional or mandatory prepayment hereunder, Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to Section 2.10(h), subject to the provisions of this Section 2.10(g). Any prepayments of Term Loans pursuant to Section 2.10(a), (c), (d), (e) or (f) shall be applied to reduce scheduled repayments required under Section 2.09, in direct order to such scheduled repayments due on the Term Loan Repayment Dates occurring following such prepayment.

Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans shall be applied first to reduce outstanding ABR Term Loans. Any amounts remaining after each such application shall be applied to prepay Eurocurrency Term Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurocurrency Loans on the last day of the then next-expiring Interest Period for Eurocurrency Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while an Event of Default has occurred and is continuing, the Administrative Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13.

(h) Notice of Prepayment. Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by written notice of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment and (iii) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable; provided that a notice of prepayment delivered by Borrower may state that such notice is conditioned upon the effectiveness of another credit facility or the closing of a securities offering or Asset Sale, in which case such notice may be revoked by Borrower (by notice to the Administrative Agent on or prior to the specified prepayment date) if such condition is not satisfied. Each such notice shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of a Credit Extension of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Subject to Section 2.10(g), each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing and otherwise in accordance with this Section 2.10. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.

SECTION 2.11 Alternate Rate of Interest.

If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period or that any Alternate Currency is not available to the Lenders in sufficient amounts to fund any Borrowing consisting of Alternate Currency Revolving Loans; or

(b) the Administrative Agent determines or is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give written notice thereof to Borrower and the applicable Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Eurocurrency Borrowing requested to be made on the first day of such Interest Period shall be made as a Market Disruption Loan, (ii) any Borrowing that was to have been converted on the first day of such Interest Period to a Eurocurrency Borrowing shall be continued as a Market Disruption Loan and (iii) any outstanding Eurocurrency Borrowing shall be converted, on the last day of the then-current Interest Period, to a Market Disruption Loan.

SECTION 2.12 Yield Protection.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate) or the Issuing Bank;

(ii) subject any Lender or the Issuing Bank to any Tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any participation in a Letter of Credit or any Loan made by it, or change the basis of taxation of payments to such Lender or the Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes indemnifiable under Section 2.15 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or the Issuing Bank); or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or, in the case of (ii), any Loan), or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such Lender’s or the Issuing Bank’s holding company, if any, of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or any other amount) in respect of making or maintaining such Loans, maintaining its obligation to make such Loans or participating in, issuing or maintaining Letters of Credit or its obligation to participate in or issue Letters of Credit, then, upon request of such Lender or the Issuing Bank, Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the Issuing Bank determines (in good faith, but in its absolute sole discretion) that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.12 and delivered to Borrower shall (i) set forth in reasonable detail the basis for, and the calculation of, such amount or amounts and (ii) be conclusive absent manifest error. Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 2.13 Breakage Payments.

In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurocurrency Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16(b), then, in any such event, Borrower shall compensate each applicable Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate (which, for this purpose, shall be determined without regard to the proviso to the definition thereof) that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13 shall be delivered to Borrower (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.14 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) Payments Generally. Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.12, 2.13, 2.15 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time, or 2:00 p.m., London time, in the case of a payment in an Alternate Currency), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at Stamford, Connecticut (or, in the case of a payment in an Alternate Currency, its offices in London), except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.

(b) Pro Rata Treatment.

(i) Each payment of interest in respect of the Loans shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(ii) Each payment on account of principal of the Term Loans shall be allocated among the Term Loan Lenders pro rata based on the principal amount of the Term Loans held by the Term Loan Lenders. Each payment on account of principal of the Revolving Borrowings shall be made pro rata according to the respective outstanding principal amounts of the

Revolving Loans then held by the Revolving Lenders, except as expressly provided in Section 2.20(d).

(c) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, Reimbursement Obligations, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal and Reimbursement Obligations then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Reimbursement Obligations then due to such parties. It is understood that the foregoing does not apply to any adequate protection payments under any federal, state or foreign bankruptcy, insolvency, receivership or similar proceeding, and that the Administrative Agent may, subject to any applicable federal, state or foreign bankruptcy, insolvency, receivership or similar orders, distribute any adequate protection payments it receives on behalf of the Lenders to the Lenders in its sole discretion (i.e., whether to pay the earliest accrued interest, all accrued interest on a pro rata basis or otherwise).

(d) Sharing of Set-Off. If any Lender (and/or the Issuing Bank, which shall be deemed a “Lender” for purposes of this Section 2.14(d)) shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other Obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other Obligations owing them (all as calculated by using Dollar Equivalents of any amounts in Alternate Currencies on the date of such purchase), provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.14(d) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.14(d) to share in the benefits of the recovery of such secured claim.

(e) Borrower Default. Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and, in the case of a Borrowing in dollars, if greater, the Federal Funds Effective Rate.

SECTION 2.15 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Loan Parties hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if the applicable Withholding Agent shall be required by applicable Requirements of Law (as determined in the good faith discretion of the applicable Withholding Agent) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased by the Loan Parties as necessary so that after all such required deductions have been made (including such deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable Withholding Agent shall make such deductions and (iii) the applicable Withholding Agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Payment of Other Taxes by Borrower. Without limiting the provisions of paragraph (a) above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(c) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent, each Lender and any other recipient or beneficial owner of any payment to be made by or on account of any obligation of any Loan Party hereunder, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) payable by such party, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrower by such party (other than the Administrative Agent) with a copy to the Administrative Agent, or by the Administrative Agent on its own behalf or on behalf of any such party, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the

Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of any withholding Tax with respect to any payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to Borrower and to the Administrative Agent, at the time or times reasonably requested by Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by Borrower or the Administrative Agent as will enable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the above two sentences, in the case of any Taxes that are not U.S. federal withholding Taxes, the completion, execution and submission of non-U.S. federal forms shall not be required if in the Lender’s judgment it is not lawfully able to do so or such completion, execution or submission would subject such Lender to any unreimbursed cost or expense or would be disadvantageous to such Lender in any material respect.

Without limiting the generality of the foregoing, in the event that any Loan Party is resident for tax purposes in the United States of America, any Foreign Lender shall, to the extent it may lawfully do so, deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit M, or any other form approved by the Administrative Agent, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Foreign Lender’s conduct of a U.S. trade or business or, to the extent any payments are effectively connected, such payments are not includable in the Foreign Lender’s gross income for U.S. federal income tax purposes under an income tax treaty and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor forms),

(iv) to the extent a Foreign Lender is not the beneficial owner (for example, where the Foreign Lender is a partnership or participating Lender granting a typical participation), an Internal Revenue Service Form W-8IMY, accompanied by an Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN, a certificate in substantially the form of Exhibit M, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate, in substantially the form of Exhibit M, on behalf of such beneficial owner(s), or

(v) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Foreign Lender shall, from time to time after the initial delivery by such Foreign Lender of the forms described above, whenever a lapse in time or change in such Foreign Lender’s circumstances renders such forms, certificates or other evidence so delivered obsolete or inaccurate, promptly (1) deliver to Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly executed by such Foreign Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Foreign Lender’s status or that such Foreign Lender is entitled to an exemption from or reduction in U.S. federal withholding Tax or (2) notify Administrative Agent and Borrower of its inability to deliver any such forms, certificates or other evidence.

Any Lender that is not a Foreign Lender shall deliver to Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter as prescribed by applicable law or upon the request of Borrower or the Administrative Agent), duly executed and properly completed copies of Internal Revenue Service Form W-9 certifying that it is not subject to backup withholding.

If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this paragraph, FATCA shall include any regulations or official interpretations thereof.

(f) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section, it shall pay to the applicable Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender or in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its Tax Returns (or any other information relating to its Taxes that it deems confidential) to Borrower or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to a Loan Party the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than the Administrative Agent or such Lender would have been in if the Indemnified Taxes or Other Taxes giving rise to such refund had never been imposed in the first instance.

(g) Payments. For purposes of this Section 2.15, any payments by the Administrative Agent to a Lender of any amounts received by the Administrative Agent from a Loan Party on behalf of such Lender shall be treated as a payment from the Loan Party to such Lender.

(h) Issuing Bank. For all purposes of this Section 2.15, the term Lender shall include the Issuing Bank.

SECTION 2.16 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.12, or requires Borrower to pay any additional amount or indemnity payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrower shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount or indemnity payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender is a Defaulting Lender, or if Borrower exercises its replacement rights under Section 10.02(d), then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.13), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts;

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

Each Lender agrees that, if Borrower elects to replace such Lender in accordance with this Section 2.16(b), it shall promptly execute and deliver to the Administrative Agent an Assignment and Assumption to evidence the assignment and shall deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Assumption; provided that the failure of any such Lender to execute an Assignment and Assumption shall not render such assignment invalid and such assignment shall be recorded in the Register.

SECTION 2.17 Swingline Loans.

(a) Swingline Commitment. Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.17, to make Swingline Loans in dollars to Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $10 million, (ii) the sum of the total Revolving Exposures exceeding the total Revolving Commitments or (iii) Section 2.01(b)(iii) to be breached; provided that Borrower shall not use the proceeds of any Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, Borrower may borrow, repay and reborrow Swingline Loans.

(b) Swingline Loans. To request a Swingline Loan, Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent and the Swingline Lender, not later than 12:00 noon, New York City time on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. Each Swingline Loan shall be an ABR Loan. The Swingline Lender shall make each Swingline Loan available to Borrower to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.18(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan. Borrower shall not request a Swingline Loan if at the time of or immediately after giving effect to the Extension of Credit contemplated by such request a Default has occurred and is continuing or would result therefrom. Swingline Loans shall be made in minimum amounts of $1.0 million and integral multiples of such amount.

(c) Prepayment. Borrower shall have the right at any time and from time to time to repay any Swingline Loan, in whole or in part, upon giving written notice to the Swingline Lender and the Administrative Agent before 12:00 (noon), New York City time, on the proposed date of prepayment.

(d) Participations. The Swingline Lender may at any time in its discretion by written notice given to the Administrative Agent (provided such notice requirement shall not apply if the Swingline Lender and the Administrative Agent are the same entity) require the Revolving Lenders to acquire participations in all or a portion of the Swingline Loans then outstanding not later than 11:00 a.m., New York City time, on the next succeeding Business Day following such notice. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Pro Rata Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.02(c) with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify Borrower of any participations in any Swingline Loan acquired by the Revolving Lenders pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from Borrower (or any other party on behalf of Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent. Any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve Borrower of any default in the payment thereof.

SECTION 2.18 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, Borrower as the applicant therefor may request the Issuing Bank, and the Issuing Bank agrees, to issue Letters of Credit denominated in any Approved Currency for its own account or the account of a Subsidiary in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that Borrower shall be a co-applicant, and be jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary). The Issuing Bank shall have no obligation to issue, and Borrower shall not request the issuance of, any

Letter of Credit at any time if (i) after giving effect to such issuance, the LC Exposure would exceed the LC Commitment, (ii) the total Revolving Exposure would exceed the total Revolving Commitments, (iii) the Dollar Equivalent of the LC Exposure denominated in Alternate Currencies would exceed $5.0 million or (iv) Section 2.01(b)(iii) would be breached. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Request for Issuance, Amendment, Renewal, Extension; Certain Conditions and Notices. To request the issuance of a Letter of Credit or the amendment, renewal or extension of an outstanding Letter of Credit, Borrower shall deliver, by hand or telecopier (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank), an LC Request to the Issuing Bank and the Administrative Agent not later than 11:00 a.m. on the fifth Business Day preceding the requested date of issuance, amendment, renewal or extension (or such later date and time as is acceptable to the Issuing Bank).

A request for an initial issuance of a Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day);

(ii) the amount and the currency thereof (which shall be any Approved Currency);

(iii) the expiry date thereof (which shall not be later than the close of business on the Letter of Credit Expiration Date);

(iv) the name and address of the beneficiary thereof;

(v) whether the Letter of Credit is to be issued for its own account or for the account of one of its Subsidiaries (provided that Borrower shall be a co-applicant, and therefore jointly and severally liable, with respect to each Letter of Credit issued for the account of a Subsidiary);

(vi) the documents to be presented by such beneficiary in connection with any drawing thereunder;

(vii) the full text of any certificate to be presented by such beneficiary in connection with any drawing thereunder; and

(viii) such other matters as the Issuing Bank may reasonably require.

A request for an amendment, renewal or extension of any outstanding Letter of Credit shall specify in form and detail satisfactory to the Issuing Bank:

(i) the Letter of Credit to be amended, renewed or extended;

(ii) the proposed date of amendment, renewal or extension thereof (which shall be a Business Day);

(iii) the nature of the proposed amendment, renewal or extension; and

(iv) such other matters as the Issuing Bank may reasonably require.

If requested by the Issuing Bank, Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued only if (and, upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, (i) the LC Exposure shall not exceed the LC Commitment, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments and (iii) the conditions set forth in Article IV in respect of such issuance, amendment, renewal or extension shall have been satisfied.

Upon the issuance of any Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent, who shall promptly notify each Revolving Lender, thereof, which notice shall be accompanied by a copy of such Letter of Credit or amendment, renewal, extension or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.18(d). If the Issuing Bank is not the same person as the Administrative Agent, on the first Business Day of each calendar month, the Issuing Bank shall provide to the Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and the Administrative Agent shall promptly provide such report to each Revolving Lender.

(c) Expiration Date. Each Letter of Credit shall expire (upon non-renewal or otherwise) at or prior to the close of business on the earlier of (i) subject to the next sentence, the date which is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the Letter of Credit Expiration Date. If Borrower so requests in any Letter of Credit Request, the Issuing Bank shall issue a Letter of Credit that has automatic renewal provisions (each, an “Auto-Renewal Letter of Credit”); provided that any such Auto-Renewal Letter of Credit must permit the Issuing Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, Borrower shall not be required to make a specific request to the Issuing Bank for any such renewal. Once an Auto-Renewal Letter of Credit has been issued, the Revolving Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the renewal of such Letter of Credit at any time to an expiry date not later than the earlier of (i) one year from the date of such renewal and (ii) the Letter of Credit Expiration Date; provided that the Issuing Bank shall not permit any such renewal if the Issuing Bank has determined that it would have no obligation at such time to issue such Letter of Credit in its renewed form under the terms hereof (by reason of the provisions of Section 2.18(l) or otherwise).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby irrevocably grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.18(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, or expiration, termination or cash collateralization of any Letter of Credit and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement.

(i) If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 3:00 p.m., New York City time, on the date that such LC Disbursement is made (or, in the case of an LC Disbursement denominated in an Alternate Currency, on the date three Business Days after such date), if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 3:00 p.m., New York City time, on the Business Day immediately following the day that Borrower receives such notice (or, in the case of an LC Disbursement denominated in an Alternate Currency, on the date three Business Days after such Business Day); provided that Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with ABR Revolving Loans or Swingline Loans in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Loans or Swingline Loans.

(ii) If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Revolving Lender’s Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent not later than 4:00 p.m., New York City time, on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Revolving Lender’s Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(c) with respect to Revolving Loans made by such Revolving Lender, and the Administrative Agent will promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to the above paragraph prior to the time that any Revolving Lender makes any payment pursuant to the preceding sentence and any such amounts received by the Administrative Agent from Borrower thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as appropriate.

(iii) If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, each of such Revolving Lender and Borrower severally agrees to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with the foregoing to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of

Borrower, the rate per annum set forth in Section 2.18(h) and (ii) in the case of such Lender, at a rate determined by the Administrative Agent in accordance with banking industry rules or practices on interbank compensation.

(iv) All payments made pursuant to this Section 2.18(e) shall be in the Approved Currency in which the LC Disbursement giving rise to such payment is denominated.

(f) Obligations Absolute. The Reimbursement Obligation of Borrower as provided in Section 2.18(e) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein; (ii) any draft or other document presented under a Letter of Credit being proved to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that fails to comply with the terms of such Letter of Credit; (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.18, constitute a legal or equitable discharge of, or provide a right of setoff against, the obligations of Borrower hereunder; (v) the fact that a Default shall have occurred and be continuing; or (vi) any material adverse change in the business, property, results of operations, prospects or condition, financial or otherwise, of Borrower and its Subsidiaries. None of the Agents, the Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable Requirements of Law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly give written notice to the Administrative Agent and Borrower of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve Borrower of its Reimbursement Obligation to the Issuing Bank and the Revolving Lenders with respect to any such

LC Disbursement (other than with respect to the timing of such Reimbursement Obligation set forth in Section 2.18(e)).

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest payable on demand, for each day from and including the date such LC Disbursement is made to and including the date that Borrower is required to reimburse such LC Disbursement under Section 2.18(e)(i), at the interest rate then in effect for ABR Loans or the Alternate Currency Base Rate for the relevant Alternate Currency plus the Applicable Margin, as the case may be, and thereafter, at the rate per annum determined pursuant to Section 2.06(c) until (but excluding) the date that Borrower reimburses such LC Disbursement. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.18(e) to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, Borrower shall deposit on terms and in accounts satisfactory to the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Revolving Lenders, an amount in cash in the relevant currencies equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in Section 8.01(g) or (h). Funds so deposited shall be applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of outstanding Reimbursement Obligations or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral under this Section 2.18(i) as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits with respect to such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.

(j) Additional Issuing Banks. Borrower may, at any time and from time to time, designate one or more additional Revolving Lenders, or affiliates of Revolving Lenders, to act as an issuing bank under the terms of this Agreement, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), the Issuing Bank and such Revolving Lender(s). Any Revolving Lender or affiliate of a Revolving Lender designated as an issuing bank pursuant to this paragraph (j) shall have all the rights and obligations of the Issuing Bank under the Loan Documents with respect to Letters of Credit issued or to be issued by it, and all references in the Loan Documents to the term “Issuing Bank” shall, with respect to such Letters of Credit, be deemed to refer to such Revolving Lender or affiliate in its capacity as the Issuing Bank, as the context shall require. The Administrative Agent shall notify the Lenders of any such additional Issuing Bank. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.

(k) Resignation or Removal of the Issuing Bank. The Issuing Bank may resign as Issuing Bank hereunder at any time upon at least 30 days’ prior notice to the Lenders, the Administrative Agent and Borrower. The Issuing Bank may be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such resignation of the Issuing Bank shall become effective, Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such resignation or replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the resignation or replacement of an Issuing Bank, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.

(l) Other. The Issuing Bank shall be under no obligation to issue any Letter of Credit if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it.

The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

SECTION 2.19 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) the Commitment Fee shall cease to accrue on the Commitment of such Lender so long as it is a Defaulting Lender (except to the extent it is payable to the Issuing Bank pursuant to clause (b)(v) below);

(b) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Administrative Agent, at its election, either (x) prepay Swingline Loans and/or Revolving Loans in an aggregate principal amount so that the reallocation described in clause (i) above can be fully effected or (y) (A) first, prepay such Defaulting Lender’s Swingline Exposure and (B) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.18(i) for so long as such LC Exposure is outstanding;

(iii) if any portion of such Defaulting Lender’s LC Exposure is cash collateralized pursuant to clause (ii) above, Borrower shall not be required to pay the LC Participation Fee with respect to such portion of such Defaulting Lender’s LC Exposure so long as it is cash collateralized;

(iv) if any portion of such Defaulting Lender’s LC Exposure is reallocated to the non-Defaulting Lenders pursuant to clause (i) above, then the LC Participation Fee with respect to such portion shall be allocated among the non-Defaulting Lenders in accordance with their Pro Rata Percentages; or

(v) if any portion of such Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.19(b), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, the LC Participation Fee payable with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;

(c) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, renew, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateralized in accordance with Section 2.19(b), and participations in any such newly issued or increased Letter of Credit or newly made Swingline Loan that is not, in either case, cash collateralized, shall be allocated among non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (and Defaulting Lenders shall not participate therein); and

(d) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.14(d) but excluding Section 2.16(b)) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any applicable Requirements of Law, be applied (after conversion as necessary to the relevant currency which the Administrative Agent may effect in its reasonable discretion) at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii)

second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or Reimbursement Obligations in respect of LC Disbursements with respect to which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.03 are satisfied, such payment shall be applied solely to prepay the Loans of, and Reimbursement Obligations owed to, all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Reimbursement Obligations owed to, any Defaulting Lender.

In the event that the Administrative Agent, Borrower, the Issuing Bank or the Swingline Lender, as the case may be, each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Percentage. The rights and remedies against a Defaulting Lender under this Section 2.19 are in addition to other rights and remedies that Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.19 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

SECTION 2.20 Increase in Commitments.

(a) Borrower Request. Borrower may by written notice to the Administrative Agent elect to request (x) prior to the Revolving Maturity Date, an increase to the existing Revolving Commitments (each, an “Incremental Revolving Commitment”) and/or (y) the establishment of one or more new Term Loan Commitments (each, an “Incremental Term Loan Commitment”) by an amount not in excess of $250.0 million in the aggregate and not less than $10.0 million individually. Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the increased or new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrower proposes any portion of such increased or new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the increased or new Commitments may elect or decline, in its sole discretion, to provide such increased or new Commitment.

(b) Conditions. The increased or new Commitments shall become effective, as of such Increase Effective Date; provided that:

(i) each of the conditions set forth in Section 4.03 shall be satisfied;

(ii) after giving pro forma effect to the borrowings to be made on the Increase Effective Date and to any change in Consolidated EBITDA and any increase in Indebtedness resulting from the consummation of any Permitted Acquisition concurrently with such borrowings as of the date of the most recent financial statements delivered pursuant to Section 5.01(a) or (b), Borrower shall be in compliance with each of the covenants set forth in Section 6.09 and the First Lien Leverage Ratio shall not be greater than 2.25:1.00;

(iii) Borrower shall make any payments required pursuant to Section 2.13 in connection with any adjustment of Revolving Loans pursuant to Section 2.20(d); and

(iv) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:

(i) terms and provisions of Loans made pursuant to Incremental Term Loan Commitments (“Incremental Term Loans”) shall be, except as otherwise set forth herein or in the Increase Joinder, identical to those of the Term Loans (it being understood that Incremental Term Loans may be a part of the Term Loans);

(ii) the terms and provisions of Revolving Loans made pursuant to new Commitments shall be identical to the Revolving Loans;

(iii) the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the weighted average life to maturity of the existing Term Loans;

(iv) the maturity date of Incremental Term Loans (the “Incremental Term Loan Maturity Date”) shall not be earlier than the Final Maturity Date;

(v) the Applicable Margins for the Incremental Term Loans shall be determined by Borrower and the Lenders of the Incremental Term Loans; provided that in the event that the Applicable Margins for any Incremental Term Loans are greater by more than 50 basis points than the Applicable Margins for the Term Loans, then the Applicable Margins for the Term Loans shall be increased to the extent necessary so that the Applicable Margins for the Incremental Term Loans are only 50 basis points greater than to the Applicable Margins for the Term Loans; provided, further, that in determining the Applicable Margins applicable to the Term Loans and the Incremental Term Loans, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) payable by Borrower to the Lenders of the Term Loans or the Incremental Term Loans in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity) and (y) customary arrangement or commitment fees payable to the Lead Arrangers (or their affiliates) in connection with the Term Loans or to one or more arrangers (or their affiliates) of the Incremental Term Loans shall be excluded;

(vi) the minimum LIBOR Rate or Alternate Base Rate, if any, applicable to the Incremental Term Loans shall be determined by Borrower and the Lenders of the Incremental

Term Loans; provided that an equal minimum LIBOR Rate or Alternate Base Rate shall be applicable to the Term Loans;

(vii) to the extent that the terms and provisions of Incremental Term Loans are not identical to the Term Loans (except to the extent permitted by clause (iv), (v) or (vi) above) they shall be reasonably satisfactory to the Administrative Agent; and

(viii) any Incremental Revolving Commitments shall be on terms (other than upfront fees payable to Lenders providing Incremental Revolving Commitments or arrangers (or their affiliates) in connection therewith) and pursuant to documentation applicable to the Revolving Credit Facility.

The increased or new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such increased or new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.20.

(d) Adjustment of Revolving Loans. To the extent the Commitments being increased on the relevant Increase Effective Date are Revolving Commitments, then each Revolving Lender that is acquiring a new or additional Revolving Commitment on the Increase Effective Date shall make a Revolving Loan, the proceeds of which will be used to prepay the Revolving Loans of the other Revolving Lenders immediately prior to such Increase Effective Date, so that, after giving effect thereto, the Revolving Loans outstanding are held by the Revolving Lenders pro rata based on their Revolving Commitments after giving effect to such Increase Effective Date. If there is a new borrowing of Revolving Loans on such Increase Effective Date, the Revolving Lenders after giving effect to such Increase Effective Date shall make such Revolving Loans in accordance with Section 2.01(b).

(e) Making of New Term Loans. On any Increase Effective Date on which new Commitments for Term Loans are effective, subject to the satisfaction of the foregoing terms and conditions, each Lender of such new Commitment shall make a Term Loan to Borrower in an amount equal to its new Commitment.

(f) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents, except that new Term Loans may be subordinated in right of payment or the Liens securing any new Term Loans may be subordinated, in each case, as set forth in the Increase Joinder. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Liens and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Term Loans or any such new Commitments.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:

SECTION 3.01 Organization; Powers.

Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted and to own and lease its property, except where the failure to have any such power or authority could not reasonably be expected to result in a Material Adverse Effect and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.02 Authorization; Enforceability.

The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03 No Conflicts.

Except as set forth on Schedule 3.03, the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of such Loan Party, (c) will not violate any Requirement of Law, except for violations that could not reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon such Loan Party or its property, or (other than the Loan Documents) give rise to a right thereunder to require any payment to be made by any Loan Party, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect, and (e) will not result in the creation or imposition of any Lien on any property of any Loan Party, except Liens created by the Loan Documents and Permitted Liens.

SECTION 3.04 Financial Statements; Projections.

(a) Historical Financial Statements of Borrower. Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Borrower (i) as of and for the fiscal years ended December 31, 2008 and December 31, 2009, reported upon by KPMG LLP, independent public accountants, and (ii) as of and for the six-month period ended June 30, 2010 and for the comparable period of the preceding fiscal year. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) present fairly in all material respects in accordance with GAAP the consolidated financial condition and results of operations and cash flows of Borrower and its Subsidiaries as of the dates and for the periods to which they relate, subject, in the case of the financial statements referred to in clause (ii) of the preceding sentence or delivered pursuant to Section 5.01(b), to year-end audit adjustments and the absence of footnotes.

(b) Historical Financial Statements of the Target. Borrower has heretofore delivered to the Lenders the consolidated balance sheets and related income and cash flow statements of the Target (i) as of and for the fiscal years ended September 30, 2008 and September 30, 2009, reported upon on behalf of Deloitte LLP, chartered accountants and statutory auditors, and (ii) as of and for the semiannual period ended March 31, 2010 and for the comparable period of the prior fiscal year, subject, in the case of the financial statements referred to in clause (ii) of the preceding sentence, to year-end audit adjustments and the absence of footnotes. Such financial statements purport to have been prepared in accordance with International Financial Reporting Standards as adopted by the European Union (“IFRS”), and Borrower has no reason to believe as of the Effective Date that such financial statements do not present fairly in all material respects in accordance with IFRS the consolidated financial condition and results of operations and cash flows of the Target and its Subsidiaries as of the dates and for the periods to which they relate.

(c) No Liabilities. Since December 31, 2009, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

(d) Forecasts. The forecasts of financial performance of Borrower and its Subsidiaries furnished to the Lenders have been prepared in good faith by Borrower and based on assumptions believed by Borrower to reasonable.

SECTION 3.05 Properties.

(a) Generally. Each Company has good title to, or valid leasehold interests in, all of its property material to its business except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect, and such title or leasehold interest is free and clear of all Liens except for Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. Except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect, the property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.

(b) Real Property. As of the Effective Date, no Company owns any fee interest in any material real property in the United States.

(c) Collateral. Except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect, each Company owns or has rights to use all of the Collateral purportedly owned by it and all rights with respect to any of the foregoing used in, necessary for or material to such Company’s business as currently conducted. The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06 Intellectual Property.

(a) Ownership/No Claims. Each Company owns, is licensed, or is otherwise authorized to use, all patents, patent applications, trademarks, trade names, service marks, copyrights, trade secrets, proprietary information and processes, domain names and know-how, in each case necessary for the conduct of its business as currently conducted (the “Intellectual Property”), except for those the failure to own, license or otherwise be authorized to use which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no claim pending against any Company alleging that the use of any such Intellectual Property or the conduct of the Company’s business infringes, misappropriates or violates the intellectual property rights of any other person or challenging the validity of any such Intellectual Property owned by the Company, except, in any such case, for any claim that could not reasonably be expected to result in a Material Adverse Effect.

(b) No Violations or Proceedings. Except as could not reasonably be expected to result in a Material Adverse Effect, on and as of the Effective Date, there is no infringement, misappropriation or violation by others of any right of such Loan Party with respect to any copyright, patent or trademark pledged by it under the name of such Loan Party.

SECTION 3.07 Equity Interests and Subsidiaries.

(a) Equity Interests. Schedules 1(a) and 7(a) to the Perfection Certificate dated September 24, 2010 set forth a list of (i) Borrower, each direct Subsidiary of Borrower or any Subsidiary Guarantor and their respective jurisdictions of organization as of the Effective Date and (ii) the number of each class of its Equity Interests outstanding. All outstanding Equity Interests of each Company are duly and validly issued and, in the case of capital stock of any Company that is a corporation, are fully paid and non-assessable. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Agreement, free of any and all Liens, rights or claims of other persons, except for Permitted Liens, and, other than as set forth on Schedule 3.07(a), there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.

(b) No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured

Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.

SECTION 3.08 Litigation.

(a) There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or the Target or any business, property or rights of any Company or the Target (i) that involve any Loan Document or (ii) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Except for matters covered by Section 3.18, no Company or any of its property is in violation of any Requirements of Law or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Agreements.

None of the Companies nor, to the knowledge of Borrower, the Target is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 Federal Reserve Regulations.

No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of Regulation U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.

SECTION 3.11 Investment Company Act.

No Loan Party is an “investment company” under the Investment Company Act of 1940, as amended.

SECTION 3.12 Use of Proceeds.

Borrower will use the proceeds of (a) the Term Loans and Acquisition Revolving Loans made on the Closing Date and thereafter to finance the Transactions and pay related fees and expenses and (b) the Revolving Loans and Swingline Loans on and after the Closing Date for general corporate purposes.

SECTION 3.13 Taxes.

Each Company, and, to the knowledge of Borrower, the Target, has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns required to have been filed by it, except for failure that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP or (ii) which could not be reasonably expected to, individually or in the aggregate, have a Material Adverse Effect and (c) satisfied all of its withholding Tax obligations except for failures that could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Each Company, and, to the knowledge of Borrower, the Target, is unaware of any proposed or pending Tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. Except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect, none of the Companies or, to the knowledge of the Borrower, the Target has ever “participated” in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4.

SECTION 3.14 No Material Misstatements.

(a) The information that has been or will be made available to the Administrative Agent or the Lenders by any Loan Party in connection with the Loan Documents, taken as a whole, does not or will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the confidential information memorandum delivered on October 20, 2010 in connection with the primary syndication of the Commitments and Loans, together with the Form 10-K and Form 10-Q most recently filed by Borrower with the U.S. Securities and Exchange Commission, taken as a whole, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in the light of the circumstances under which such statements are made as of the date such information is dated; provided that to the extent any such information was based upon or constitutes a forecast or projection, each Loan Party represents only that such forecasts and projections have been prepared in good faith upon reasonable assumptions (it being understood that to the extent any such information, forecast or projection relates to the Target, the representations contained in this Section 3.14 are limited to Borrower’s knowledge).

SECTION 3.15 [Reserved].

SECTION 3.16 Solvency.

As of the Effective Date, on a pro forma basis after giving effect to the consummation of the Transactions and the making of the Loans to occur on the Closing Date, (a) the fair value of the properties of Borrower and its Subsidiaries, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of Borrower and its Subsidiaries, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Borrower and its Subsidiaries, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Borrower and its Subsidiaries, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

SECTION 3.17 Employee Benefit Plans.

(a) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Loan Party and each of its ERISA Affiliates is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder; (ii) no ERISA Event has occurred or is reasonably expected to occur, (iii) there are no underfunded Plans; and (iv) using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, no Loan Party or any of their ERISA Affiliates would have any liability to a Multiemployer Plan in the event of a complete withdrawal therefrom.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) neither any Loan Party nor the Target has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan; and (iii) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is funded, determined as of the end of the most recently ended fiscal year of the respective Loan Party or the Target, as the case may be, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.

SECTION 3.18 Environmental Matters.

(a) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:

(i) The Companies and their businesses, operations and Real Property are in compliance with, and the Companies have no liability under, any applicable Environmental Law;

(ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law and all such Environmental Permits are valid and in good standing;

(iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability of the Companies under any applicable Environmental Law;

(iv) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or, to the knowledge of the Companies, formerly owned, leased or operated by the Companies;

(v) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.

(vi) No Company is obligated to perform any Response or is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;

(vii) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (A) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA, (B) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (C) included on any similar list maintained by any Governmental Authority;

(viii) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or other assets of the Companies; and

(ix) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not trigger any Governmental Real Property Disclosure Requirements.

SECTION 3.19 Insurance.

Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

SECTION 3.20 Security Documents.

(a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral to the extent that Liens thereon and security interests therein can be created under the UCC and, (i) when financing statements in appropriate form are filed in the offices specified on Schedule 4 to the Perfection Certificate and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Security Agreement Collateral, including registered patents and trademarks, to the extent that such Liens and security interests can be perfected under the UCC by the filing of financing statements (other than fixture filings) and the taking of possession or control (excluding Collateral as to which the provision of possession or control is not required under the Security Agreement), in each case subject to no Liens other than Permitted Liens.

(b) Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in material Copyrights (as defined in such Security Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case subject to no Liens other than Permitted Liens.

(c) Valid Liens. Each Security Document delivered pursuant to Sections 5.11 and 5.12 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder to the extent that Liens thereon and security interests therein can be created under the UCC, and (i) when all appropriate filings are made in the appropriate UCC filing offices as may be required under the UCC and (ii) upon the taking of possession or control by the Collateral Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent required by any Security Document), the Liens created by such Security Document will constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral to the extent that such Liens and security interests can be perfected under the UCC by the filing of financing statements and the taking of possession or control (excluding Collateral as to which the provision of possession or control is not required under the Security Agreement), in each case subject to no Liens other than the applicable Permitted Liens.

SECTION 3.21 Acquisition Documents.

Schedule 3.21 lists each of the Acquisition Documents. The Lenders have been furnished true and complete copies of each Acquisition Document, each of which is in full force and effect, in each case to the extent executed and delivered on or prior to the Effective Date.

SECTION 3.22 Anti-Terrorism Laws.

(a) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or Affiliate (i) has violated or is in violation of Anti-Terrorism Laws or (ii) has engaged or engages in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of offenses designated in any Requirement of Law implementing the “Forty Recommendations” and “Nine Special Recommendations” published by the Organisation for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering.

(b) No Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate is acting or benefiting in any capacity in connection with the Loans is an Embargoed Person.

(c) Except to the extent authorized or exempted therefrom by or pursuant to any Requirement of Law, no Loan Party, none of its Subsidiaries and, to the knowledge of each Loan Party, none of its Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Anti-Terrorism Law or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

SECTION 3.23 Designation of Senior Indebtedness.

The principal of and accrued but unpaid interest on the Loans and the Reimbursement Obligations and other obligations in respect of the Letters of Credit, and the Fees and the obligations of Borrower under Hedging Agreements with respect to Indebtedness hereunder, are “Senior Indebtedness,” and, by virtue of the next succeeding sentence, are (except for such obligations under such Hedging Agreements) “Designated Senior Indebtedness,” in each case within the meaning of the Indenture dated as of March 1, 2010 with respect to the 2010 Convertible Notes. Borrower hereby designates the Loans and Reimbursement Obligations and the Letters of Credit as “Designated Senior Indebtedness” for purposes of such Indenture.

ARTICLE IV

CONDITIONS PRECEDENT

SECTION 4.01 Amendment and Restatement Effective Date.

(a) This Agreement (as amended and restated) shall become effective on the date (the “Amendment and Restatement Effective Date”) upon which the Administrative Agent shall have received executed counterparts of this Agreement from each of the Persons listed on Schedule 1.01(b) and each of the other parties hereto.

(b) The Administrative Agent shall notify Borrower and the Lenders of the Amendment and Restatement Effective Date, and such notice shall be conclusive and binding as to this Agreement becoming effective on such date

SECTION 4.02 Certain Funds Period.

During the Certain Funds Period, the obligation of each Lender to make the Term Loans and Acquisition Revolving Loans is subject to the satisfaction (or waiver pursuant to Section 10.02) of only the following conditions precedent:

(a) The Administrative Agent shall have received a Borrowing Request in accordance with the requirements hereof.

(b) Delivery to the Administrative Agent of a certificate signed by a duly authorized officer of Borrower confirming, as of the Closing Date, the satisfaction (unless waived by the Required Lenders) of the conditions specified in clauses (c), (d), (e), (f), (g), and (k) of this Section 4.02.

(c) If the Scheme has not been switched to an Offer, the Scheme Effective Date shall have occurred and the Administrative Agent shall have received certified copies of (i) the court order confirming sanction of the Scheme, (ii) the shareholder resolutions referred to in and in the form set out in the Scheme Circular, and (iii) the confirmation-of-receipt stamp with respect to the registration of the court order from Companies House (or a copy of the cover letter from Target’s solicitors delivering the court order to Companies House for registration, with confirmation of receipt by Companies House affixed); if the Scheme has been switched to an Offer, the Offer Unconditional Date shall have occurred and, in either case, there shall not have been any material amendment, supplement or modification of the Acquisition Conditions Precedent, or waiver of the Acceptance Condition or the Anti-trust Condition, not consented to by the Lead Arrangers, other than (x) a waiver of the Acceptance Condition to permit the

Offer to become unconditional with acceptance of Target Shares in an aggregate amount of not less than 50.1% of the Target Shares or (y) any amendments, supplements, modifications or waivers required by the Panel on Takeovers and Mergers, the High Court of England and Wales or any applicable law.

(d) There shall not have occurred and be continuing a breach of any Major Representation in any material respect.

(e) There shall not have occurred and be continuing a breach of any Major Covenant or a voluntary breach of Section 6.02.

(f) At the time of and immediately after giving effect to the Term Loans or such Acquisition Revolving Loans, as the case may be, no Major Default shall have occurred and be continuing.

(g) The Lead Arrangers shall have received reasonably satisfactory evidence that the Equity Financing has been appropriately deposited, is freely available for, and is sufficient, together with the proceeds of Term Loans and the Acquisition Revolving Loans, for the purposes of funding UK Holdco for the purposes of the completion of the Acquisition.

(h) The Lead Arrangers and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoices have been presented therefor at least one Business Day prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses required to be reimbursed or paid any Loan Party under any Loan Document on or prior to the Closing Date.

(i) [Reserved.]

(j) If the Scheme has been switched to an Offer, the Administrative Agent shall have received copies of the appointment of a receiving agent.

(k) There shall not be in effect any injunction or restraining order of any applicable Governmental Authority having jurisdiction to issue such injunction or restraining order prohibiting the making of the Term Loan or the Acquisition Revolving Loans or the use of the proceeds thereof, and it shall not be unlawful for the relevant Lender to make its Term Loan or Acquisition Revolving Loan.

SECTION 4.03 Conditions to All Credit Extensions Other than Term Loans and Acquisition Revolving Loans.

The obligation of each Lender and each Issuing Bank to make any Credit (other than any Term Loan or any Acquisition Revolving Loan prior to the end of the Certain Funds Period) shall be subject to the satisfaction (or waiver pursuant to Section 10.02) of each of the conditions precedent set forth below.

(a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) if Loans are being requested or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received an LC Request as required by Section 2.18(b) or, in the case of the Borrowing of a Swingline Loan, the Swingline Lender and the Administrative Agent shall have received a Borrowing Request as required by Section 2.17(b).

(b) No Default. No Default shall have occurred and be continuing on such date or after giving effect to the Credit Extensions to be made on such date and the application of the proceeds thereof.

(c) Representations and Warranties. Except, during the Clean-Up Period, for any Excluded Target Representation Breach, each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.

(d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain such Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued prohibiting the transactions contemplated by this Agreement or the making of Loans hereunder.

(e) USA PATRIOT Act. With respect to Letters of Credit issued for the account of a Subsidiary only, the Lenders and the Administrative Agent shall have timely received the information required under Section 10.13.

Each of the delivery of a Borrowing Request (other than the Borrowing Request for the any Term Loan or any Acquisition Revolving Loan prior to the end of the Certain Funds Period) or an LC Request and the acceptance by Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrower and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.03(b) and (c) have been satisfied. Borrower shall provide such information as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.03(b) and (c) have been satisfied.

ARTICLE V

AFFIRMATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than obligations for tax gross-up, yield protection, indemnification or expense reimbursement for which no claim has been made) shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:

SECTION 5.01 Financial Statements, Reports, etc.

Furnish to the Administrative Agent and each Lender:

(a) Annual Reports. As soon as available and in any event within 90 days (or such earlier date on which Borrower is required to file a Form 10-K under the Exchange Act) after the end of each fiscal year, beginning with the fiscal year ending December 31, 2010, (i) the consolidated balance sheet of Borrower as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto, all prepared in accordance with Regulation S-X and accompanied by an opinion of KPMG LLP or other independent public accountants of recognized national standing (which opinion shall not be qualified as to scope (other than any customary qualifications in respect of businesses, operations or persons acquired pursuant to a Permitted Acquisition for periods prior to the consummation of such Permitted Acquisition)or contain any going concern or like qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the dates and for the periods specified in accordance with GAAP, and (ii) a management’s discussion and analysis of the financial condition and results of operations of Borrower for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the provision of an annual report on Form 10-K will satisfy the requirements of this Section 5.01(a));

(b) Quarterly Reports. As soon as available and in any event within 45 days (or such earlier date on which Borrower is required to file a Form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, beginning with the fiscal quarter ending September 30, 2010, (i) the consolidated balance sheet of Borrower as of the end of such fiscal quarter and related consolidated statements of income for such fiscal quarter and of income and cash flows for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, all prepared in accordance with Regulation S-X under the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Borrower as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the provision of a quarterly report on Form 10-Q will satisfy the requirements of this Section 5.01(b));

(c) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate (A) certifying that no Default has occurred and is continuing or, if such a Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (B) beginning with the fiscal quarter ending September 30, 2010, setting forth computations in reasonable detail satisfactory to the Administrative Agent and demonstrating compliance with the covenants contained in Section 6.09 and, concurrently with any delivery of financial statements under Section 5.01(a) above (beginning with the fiscal year ending December 31, 2011), setting forth Borrower’s calculation of Excess Cash Flow; and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, beginning with the fiscal year ending December 31, 2010, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Borrower and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

(d) Financial Officer’s Certificate Regarding Collateral. Concurrently with any delivery of financial statements under Section 5.01(a) (beginning with the fiscal year ending December 31, 2010), a certificate of a Financial Officer setting forth the information required pursuant to the Perfection Certificate Supplement or confirming that there has been no change in such information since the date of the Perfection Certificate or latest Perfection Certificate Supplement;

(e) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Material Borrowed Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be; and

(f) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company or the Target (including periodic financial statements of the Target), or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

Financial statements and other documents required to be delivered pursuant to clauses (a), (b) or (e) of this Section 5.01 (to the extent any such financial statements or other documents are included in reports or other materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which (i) Borrower posts such financial statements or other documents, or provides a link thereto, on Borrower’s website on the Internet or (ii) such financial statements or other documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) Borrower shall deliver paper copies of such financial statements and other documents to the Administrative Agent or any Lender that requests Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, as the case may be, and (ii) Borrower shall notify the Administrative Agent of the posting of any such financial statements and other documents and provide to the Administrative Agent electronic versions (i.e., soft copies) thereof.

SECTION 5.02 Litigation and Other Notices.

Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within five Business Days after any Financial Officer of Borrower becomes aware thereof):

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;

(c) any development (including with respect to any material contract to which Borrower or any of its Subsidiaries is a party) that has resulted in, or could reasonably be expected to result in a Material Adverse Effect; and

(d) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral.

SECTION 5.03 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(b) Pay and perform its material obligations under all Transaction Documents and, except to the extent that the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, leases, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; (ii) maintain and operate such business in substantially the manner in which it is presently conducted and operated; (iii) comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted; and (iv) at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses, trademarks, trade names, copyrights or patents that such person reasonably determines are not useful to its business, economically worthwhile to maintain, or no longer commercially desirable.

SECTION 5.04 Insurance.

(a) Generally. Maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption), and with no more than such risk retentions, as are usually insured against in the same general area by companies of similar size engaged in the same or a similar business.

(b) Requirements of Insurance. All such insurance (other than directors and officers’ insurance) shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof, and (ii) name the Collateral Agent as mortgagee (in the case of property insurance covering any Mortgaged Property) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance covering any Mortgaged Property), as applicable.

(c) Flood Insurance. With respect to each Mortgaged Property, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require, if at any time the area in which any improvements located on any Mortgaged Property is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time.

(d) Broker’s Report. At the request of the Administrative Agent, but no more frequently than once in each fiscal year of Borrower, deliver to the Administrative Agent, the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance.

SECTION 5.05 Taxes.

(a) Payment of Taxes. Pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default; provided that such payment and discharge shall not be required with respect to any such Tax, assessment, charge or levy so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien or (y) the failure to pay could not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.

(b) Filing of Returns. Except to the extent that the failure to do so would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect, (i) timely and correctly file all material Tax Returns required to be filed by it and (ii) withhold, collect and remit all Taxes that it is required to collect, withhold or remit.

SECTION 5.06 Employee Benefits.

(a) Except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect, comply in all material respects with the applicable provisions of ERISA and the Code.

(b) Furnish to the Administrative Agent:

(i) as soon as possible after, and in any event within five days after any Responsible Officer of any Loan Party or any ERISA Affiliate of any Loan Party knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could be expected to result in liability of the Loan Parties or any of their ERISA Affiliates in an aggregate amount exceeding $15.0 million, a statement of a Financial Officer of such Loan Party setting forth details as to such ERISA Event and the action, if any, that the Loan Parties propose to take with respect thereto; and

(ii) following receipt of such statement by the Administrative Agent and upon request of the Administrative Agent, copies of

(A) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the Internal Revenue Service with respect to each plan;

(B) the most recent actuarial valuation report for each Plan;

(C) such other documents or governmental reports or filings relating to any Plan as the Administrative Agent shall reasonably request;

(D) all notices received by any Loan Party or any ERISA Affiliates from a Multiemployer Plan sponsor or any governmental entity concerning an ERISA Event; and

(E) copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if any Loan Party or any of its ERISA Affiliates has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the applicable Loan Party or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.

(a) Keep proper books of record and account in which, in all material respects, full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities.

(b) (i) Unless an Event of Default shall have occurred and be continuing, no more frequently than once in each calendar year or (ii) if an Event of Default shall have occurred and be continuing, as often as may reasonably be desired, and in any case upon notice to Borrower or its applicable Subsidiary, during normal business hours, permit representatives of the Administrative Agent (accompanied by representatives of any Lender that shall elect to participate) to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and to discuss the business, operations, properties and financial and other condition of Borrower and its Subsidiaries with officers and employees of Borrower and its Subsidiaries and, so long as the Administrative Agent shall have given Borrower reasonable notice thereof and a reasonable opportunity to participate therein, its independent certified public accountants.

(c) Within 120 days after the end of each fiscal year of Borrower, at the request of the Administrative Agent, hold a meeting (at a mutually agreeable location, venue and time or, at the option of Borrower, by conference call, the costs of such venue or call to be paid by Borrower) with all Lenders who choose to attend such meeting (or conference call), at which meeting (or conference call) shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies.

SECTION 5.08 Use of Proceeds.

Use the proceeds of the Loans only for the purposes set forth in Section 3.12 and request the issuance of Letters of Credit only for general corporate purposes.

SECTION 5.09 Compliance with Environmental Laws.

Except to the extent that the failure to do so would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect: comply, and use reasonable efforts to cause all of its lessees and other persons occupying any Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and its Real Property; obtain and renew all material Environmental Permits applicable to its operations and any of its Real Property; and conduct all Responses required of the Company by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

SECTION 5.10 [Reserved].

SECTION 5.11 Additional Collateral; Additional Subsidiary Guarantors.

(a) Subject to this Section 5.11, with respect to any property acquired after the Closing Date by any Loan Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent and, in the case of stock certificates in respect of Capital Stock of any Subsidiaries and other stock certificates and instruments having a face amount or value as reasonably determined by Borrower in excess of $10.0 million, the delivery thereof together with appropriate transfer forms duly executed in blank. Borrower shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents on such after-acquired properties.

(b) With respect to any person that is or becomes a Subsidiary after the Closing Date, promptly (and in any event within 30 days after such person becomes a Subsidiary) (i) deliver to the Collateral Agent the certificates, if any, representing all of the Equity Interests of such Subsidiary that constitute certificated securities, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party evidencing obligations in, or which are reasonably likely at any time prior to the Term Loan Maturity Date to be in, a principal amount in excess of $10.0 million together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party, and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, (1) the Equity Interests required to be delivered to the Collateral Agent pursuant to clause (i) of this Section 5.11(b) shall not include any Equity Interests of a Foreign Subsidiary or a Domestic Holding Company Subsidiary, (2) no Foreign Subsidiary shall be required to take the actions specified in clause (ii) of this Section 5.11(b) and (3) no Domestic Holding Company Subsidiary shall be required to take the actions specified in clause (ii) of this Section 5.11(b) to the extent that such action would cause such Subsidiary’s obligation as a Subsidiary Guarantor to be with recourse to more than 65% of the outstanding Equity Interests held by such Subsidiary in Foreign Subsidiaries which, pursuant to clause (1) above (subject to the proviso to this Section 5.11(b)), are not required to be pledged by such Subsidiary, provided that the exception set forth in clause (1) shall not apply to (A) Voting Stock of any Subsidiary which is a first-tier controlled foreign corporation (as defined in Section 957(a) of the Code), or a Domestic Holding Company Subsidiary, representing 65% of the total voting power of all outstanding Voting Stock of such Subsidiary and (B) 100% of the Equity Interests not constituting Voting Stock of any such Subsidiary, except that any such Equity Interests constituting “stock entitled to vote” within the meaning of Treasury Regulation Section 1.956-2(c)(2) shall be treated as Voting Stock for purposes of this Section 5.11(b).

(c) Promptly grant to the Collateral Agent, within 30 days of the acquisition thereof, a security interest in and Mortgage on each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Closing Date and that, together with any improvements thereon, individually has a fair market value of at least $10.0 million, in each case, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent and shall constitute valid and enforceable perfected Liens subject only to Permitted Liens or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Administrative Agent or the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including, if reasonably requested by the Collateral Agent, a title policy and a survey (in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent) in respect of such Mortgage).

(d) Anything in this Agreement or any other Loan Document to the contrary notwithstanding, (i) during the Certain Funds Period the Equity Financing, any proceeds of the Term Loans and the Acquisition Revolving Loans, any deposit account or securities account that contains only Equity Financing or any proceeds of the Term Loans or the Acquisition Revolving Loans and any Hedge Agreement entered into to hedge the pound/dollar exchange rate in respect of the Equity Financing and/or the proceeds of Term Loans and Acquisition Revolving Loans shall be excluded from the Collateral and no Secured Party shall have any Lien thereon or security interest therein, and each Secured Party hereby waives any right to setoff or similar right in respect of the Equity Financing, the proceeds of any Term Loan or Acquisition Revolving Loan or any such Hedging Agreement and (ii) the Cash Confirmation shall be excluded from the Collateral.

SECTION 5.12 Security Interests; Further Assurances.

Except as expressly contemplated by the Security Documents or Section 5.11(d), promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted by the applicable Security Document, or obtain any consents or waivers as may be necessary or appropriate in connection therewith. Except as expressly contemplated by the Security Documents, deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents. Upon the exercise by the Administrative Agent, the Collateral Agent of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority, execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent may reasonably require.

SECTION 5.13 Information Regarding Collateral.

(a) Not effect any change (i) in any Loan Party’s legal name, (ii) in any Loan Party’s identity or organizational structure, (iii) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any, or (iv) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent and the Administrative Agent not less than 30 days’ prior written notice, or such lesser notice period agreed to by the Collateral Agent, of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent or the Administrative Agent may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

(b) Concurrently with the delivery of financial statements pursuant to Section 5.01(a) (beginning with the fiscal year ending December 31, 2011), deliver to the Administrative Agent and the Collateral Agent a Perfection Certificate Supplement and a certificate of a Financial Officer and the chief legal officer of Borrower certifying that all UCC financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).

SECTION 5.14 [Reserved].

SECTION 5.15 Maintenance of Ratings.

Use commercially reasonable efforts to cause the Loans and Borrower’s corporate credit to continue to be rated by S&P and Moody’s (but not to maintain a specific rating).

SECTION 5.16 The Scheme and Related Matters.

(a) Procure that a Scheme Circular or (following a Conversion Notice) an Offer Document is issued and despatched as soon as practicable and in any event within 28 days after the issuance of the Press Release or Offer Press Release, as applicable.

(b) Comply in all material respects with the Takeover Code, subject to any waivers granted by the Panel, and all other applicable laws and regulations in relation to any Offer or Scheme.

(c) Except as consented to by the Lead Arrangers in writing, not make or approve any increase in the price per Target Share at which the Scheme is proposed or make any other acquisition of any Target Share (including pursuant to an Offer) above the price per Target Share stated in the Press Release.

(d) Except as consented to by the Lead Arrangers in writing, not amend or waive the Anti-Trust Condition or, if the Scheme has been switched to an Offer, the Acceptance Condition, save for (i) any amendment or waiver required by the Panel on Takeovers and Mergers, a court or any other applicable law, regulation or regulatory body or (ii) a waiver of the Acceptance Condition to permit the Offer to become unconditional with acceptance of Target Shares in an aggregate amount of not less than 50.1% of the Target Shares to which the Offer relates;

(e) Not take any action which would require Borrower to make a mandatory offer for the Target Shares in accordance with Rule 9 of the Takeover Code.

(f) Promptly provide the Administrative Agent with such information as it may reasonably request regarding the status of the Acquisition (including, in the case of an Offer, the current level of acceptances) subject to any confidentiality, regulatory or other restrictions relating to the supply of such information.

(g) Deliver to the Administrative Agent copies of each Offer Document, receiving agent letter and Scheme Circular, any written agreement between Borrower and the Target with respect to a Scheme, all other material announcements and documents published or delivered pursuant to the Offer or Scheme (other than the Cash Confirmation) and all legally binding agreements entered into by Borrower in connection with an Offer or Scheme, in each case except to the extent it is prohibited by law or regulation from doing so.

(h) Take any other steps necessary or advisable to ensure that, other than the Press Release, the Offer Press Release, the Scheme Circular or the Offer Document, as applicable, no public statement is made by it or any of its Subsidiaries in connection with the Scheme or Offer, as applicable, referring to the Lenders and the Loan Documents without the prior written consent of the Lenders (not to be unreasonably withheld), unless required to do so by the Takeover Code, Panel on Takeovers and Mergers, any regulation, any applicable stock exchange or any applicable government or other relevant regulatory authority.

(i) In the event that the Scheme is switched to an Offer, (i) within 15 Business Days procure that a press release announcing, in compliance with Rule 2.5 of the Takeover Code, a firm intention to proceed with the Offer (the “Offer Press Release”) is issued, (ii) deliver to the Administrative Agent (A) a Conversion Notice and (B) the Offer Press Release and (iii) except as consented to by the Lead Arrangers in writing, ensure that the terms and conditions contained in the Offer Document include the Acceptance Condition and the Anti-Trust Condition and are otherwise consistent in all material respects with those contained in the Scheme Circular (to the extent applicable for an Offer).

(j) Not deliver more than one Conversion Notice to the Administrative Agent.

(k) In the case of an Offer, (i) not declare the Offer unconditional as to acceptances until Borrower has received valid acceptances of Target Shares in respect of an aggregate amount of not less than 50.1% of the Target Shares, and (ii) promptly upon Borrower acquiring 90% of the Target Shares to which the Offer relates, ensure that notices under Section 979 of the Companies Act in respect of Target Shares are issued.

(l) In the case of a Scheme, within 30 days of the Closing Date, and if the Scheme has been switched to an Offer, within 30 days after the later of (i) the Closing Date and (ii) the date upon which Borrower owns 75% of the Target Shares, procure that such action as is necessary is taken to re-register Target (and any other relevant members of the Target Group) as a private limited company.

(m) Promptly provide the Administrative Agent with such information as it may reasonably request regarding the Equity Financing, including the balance thereof and account in which it is deposited.

SECTION 5.17 Control Agreements.

Borrower shall determine the aggregate balance of cash and Cash Equivalents of all Loan Parties in accounts (other than (i) each deposit account, the funds in which are used, in the ordinary course of business, solely for the payment of salaries and wages, workers’ compensation, pension benefits and similar expenses or taxes related thereto, (ii) each deposit account the funds in which consist solely of employee flexible spending account deposits and (iii) each deposit account, the funds in which are used, in the ordinary course of business, solely for the payment of customer refunds) not subject to Control Agreements or other appropriate control agreements in favor of the Collateral Agent in form and substance reasonably satisfactory to the Administrative Agent, and if such aggregate balance shall at any exceed $15.0 million for a period of 5 consecutive days, Borrower shall promptly eliminate such excess from such accounts or shall within 30 days enter, or cause the applicable Loan Parties to enter, into one or more Control Agreements or other appropriate control agreements in favor of the Collateral Agent in form and substance reasonably satisfactory to the Administrative Agent so that there shall not thereafter be any such excess; provided, however, that (x) Borrower shall have 60 days after the Effective Date (or such later date as the Administrative Agent shall agree in its sole discretion) to obtain such Control Agreements or other appropriate control agreements and (y) the Equity Financing and the proceeds of Term Loans and Acquisition Revolving Loans shall not be included in determining such aggregate balance cash and Cash Equivalents of all Loan Parties during the Certain Funds Period and no Control Agreement shall be required in respect of any deposit account that holds only deposits consisting of Equity Financing or the proceeds of Term Loans or Acquisition Revolving Loans during the Certain Funds Period.

SECTION 5.18 Post-Effectiveness Matters.

Satisfy each covenant set forth on Schedule 5.18 on or before the date set forth with respect thereto.

ARTICLE VI

NEGATIVE COVENANTS

Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document (other than obligations for tax gross-up, yield protection, indemnification or expense reimbursement for which no claim has been made) have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will it cause or permit any of its Subsidiaries to:

SECTION 6.01 Indebtedness.

Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except

(a) Indebtedness incurred under this Agreement and the other Loan Documents;

(b) (i) Indebtedness outstanding on the Effective Date that is, except in the case of any such Indebtedness among Borrower and its Subsidiaries or among the Target and its Subsidiaries or such other Indebtedness in a principal amount of less than $1.0 million, listed on Schedule 6.01(b), (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) if such Indebtedness is subordinated to any of the Obligations, such refinancing Indebtedness shall be subordinated thereto;

(c) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes;

(d) Indebtedness permitted by Section 6.04(f);

(e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and refinancings or renewals thereof, in an aggregate amount not to exceed $30.0 million at any time outstanding;

(f) Indebtedness incurred by Foreign Subsidiaries in an aggregate amount not to exceed $10.0 million at any time outstanding;

(g) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, health, disability or other employee benefits, property, cash or liability insurance or self-insurance and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, health, disability or other employee benefits, property, cash or liability insurance or self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(h) Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.01;

(i) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(j) Indebtedness arising from agreements of Borrower or any Subsidiary providing for indemnification, purchase price adjustment or similar obligations, in each case incurred or assumed in connection with a Permitted Acquisition or an Asset Sale permitted hereunder, but excluding any guarantee by Borrower or any Subsidiary of Indebtedness incurred by the person acquiring the property sold pursuant to any such Asset Sale for the purpose of financing such person’s acquisition of such property;

(k) Indebtedness of any person acquired pursuant to a Permitted Acquisition, which Indebtedness was not incurred in contemplation of such Permitted Acquisition, and refinancings and renewals thereof; provided that (i) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any interest and premiums required to be paid thereon and reasonable fees and expenses associated therewith, (ii) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced, (iii) if such Indebtedness is subordinated to any of the Obligations, such refinancing Indebtedness shall be subordinated thereto and (iv) the aggregate amount of Indebtedness permitted to be outstanding under this Section 6.01(k) shall not exceed $25.0 million at any time;

(l) Indebtedness consisting of the financing of insurance premiums incurred in the ordinary course of business;

(m) unsecured Indebtedness of Borrower, or secured Indebtedness of Borrower secured by Liens permitted by Section 6.02(p); provided that (i) at the time of the incurrence thereof no Event of Default shall exist or would result therefrom, (ii) after giving effect to the incurrence of such Indebtedness and the use of the proceeds thereof, Borrower shall be in compliance on a Pro Forma Basis as of the last day of the most recently completed Test Period with Sections 6.09(a) and (b) and the Total Leverage Ratio on a Pro Forma Basis as of the last day of the most recently completed Test Period does not exceed 4.00 to 1.0 and (iii) such Indebtedness shall have (A) a maturity date that is at least six months later than the then Final Maturity Date and (B) no scheduled amortization prior to such maturity date; and

(n) other unsecured Indebtedness of any Company in an aggregate amount not to exceed $10.0 million at any time

SECTION 6.02 Liens.

Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):

(a) Liens for Taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for Taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;

(b) Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, that are not overdue for a period of more than 30 days or which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings;

(c) any Lien in existence on the Effective Date that is, except in the case of any such Lien securing obligations in a principal amount less than $1.0 million, set forth on Schedule 6.02(c) and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Closing Date and (ii) does not encumber any property (or type of property) other than the property (or type of property) subject thereto on the Effective Date (any such Lien, an “Existing Lien”);

(d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) individually or in the aggregate materially impairing the value or marketability of such Real Property or (ii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;

(e) Liens arising out of judgments, attachments or awards not resulting in an Event of Default;

(f) Liens (x) imposed by Requirements of Law, or deposits made in the ordinary course of business in connection with, workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not overdue for more than 30 days or, to the extent such amounts are so overdue, such amounts are being contested in good faith by appropriate proceedings;

(g) [Reserved.]

(h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business;

(i) Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being developed, constructed, leased or purchased with the proceeds of such Indebtedness and do not encumber any other property of any Company (other than improvements thereon);

(j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank, banks, securities intermediary or securities intermediaries with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness, other than Indebtedness of the type referred to in Section 6.01(i) or obligations in respect of dishonored or returned items;

(k) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof) and replacements and refinancings thereof; provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and, in the case of any such replacement or refinancing Liens, are no more favorable to the lienholders than such existing Lien;

(l) Liens granted pursuant to the Security Documents to secure the Secured Obligations;

(m) leases, licenses, subleases and sublicenses granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;

(n) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods;

(o) Liens securing Indebtedness incurred pursuant to Section 6.01(f); provided that (i) such Liens do not extend to, or encumber, property which constitutes Collateral and (ii) such Liens extend only to the property (or Equity Interests) of the Foreign Subsidiary incurring such Indebtedness;

(p) Liens securing secured Indebtedness permitted by Section 6.01(m) (including Contingent Obligations in respect thereof permitted by Section 6.01(h)) on Collateral; provided that such Liens are subordinated to the Liens of the Security Documents pursuant to, and are otherwise subject to, an intercreditor agreement reasonably satisfactory to the Administrative Agent and the Collateral Agent as evidenced by their execution and delivery thereof;

(q) the interest or title of a lessor under any lease entered into by Borrower or any of its Subsidiaries as lessee and covering only the property so leased;

(r) any interest of any licensor in any Intellectual Property licensed by Borrower or any Subsidiary;

(s) Liens arising as a matter of law to secure the purchase of goods purchased by Borrower or any Subsidiary, provided that the only obligations secured thereby are trade accounts payable with respect to the purchase of such goods arising in the ordinary course of business and the only property subject to such Liens are the goods so purchased and any title document in respect thereof;

(t) Liens on property existing at the time Borrower or any Subsidiary acquired such property (and not created in anticipation or contemplation thereof) and replacements and refinancings thereof; provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and, in the case of any such replacement or refinancing Liens, are no more favorable to the lienholders than such existing Lien;

(u) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.04, provided that such Liens do not extend to any assets other than the assets subject to such repurchase agreement;

(v) Liens on specific goods and proceeds thereof securing Borrower’s or any Subsidiary’s obligations in respect of letters of credit issued or created for the account of Borrower or such Subsidiary in the ordinary course of business to facilitate the purchase, storage or shipment of such goods;

(w) Liens securing reimbursement obligations and related interest, fees and expenses with respect to trade letters of credit permitted hereunder, provided that such Liens do not extend to any property other than the goods financed by, or purchased by means of, such letters of credit and documents of title in respect thereof;

(x) Liens on the Equity Financing, the proceeds of Term Loans and Acquisition Revolving Loans, and Deposit Accounts or Securities Accounts holding only the Equity Financing or such proceeds and any related currency exchange contract during the Certain Funds Period created in connection with the Cash Confirmation; and

(y) Liens not otherwise permitted by this Section 6.02 securing Indebtedness or other obligations of Borrower or any Subsidiaries so long as the aggregate outstanding principal amount of the obligations secured thereby does not exceed $20.0 million at any one time.

provided, however, that no consensual Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral, other than Liens granted pursuant to the Security Documents and as permitted in Section 6.02(p) or (x).

SECTION 6.03 Sale and Leaseback Transactions.

Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.

SECTION 6.04 Investment, Loan, Advances and Acquisition.

Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any Equity Interests, bonds, notes, debentures, guarantees or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or purchase or acquire (in one transaction or a series of transactions) any assets (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(a) the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;

(b) Investments outstanding on the Closing Date and that are, in the case of any Investment other than an Investment among Borrower and its Subsidiaries or among the Target and its Subsidiaries or that has a book value of less than $1.0 million, identified on Schedule 6.04(b);

(c) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(d) Hedging Obligations incurred pursuant to Section 6.01(c);

(e) loans and advances to directors, employees and officers of Borrower and its Subsidiaries for bona fide business purposes;

(f) Investments (i) by any Company in Borrower or any existing Subsidiary Guarantor, (ii) by a Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor and (iii) by Borrower or any Subsidiary Guarantor in any Subsidiary that is not a Subsidiary Guarantor, provided that after giving effect to any Investment under this Section 6.04(f)(iii) and the contemplated use of proceeds thereof, the Minimum Domestic Percentage Test shall be satisfied; provided that any Investment pursuant to this clause (f) that is in Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent in connection with any insolvency proceeding with respect to the Obligor thereof;

(g) Investments in trade creditors or customers in the ordinary course of business received upon foreclosure, in satisfaction of judgments or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

(h) Permitted Acquisitions;

(i) mergers and consolidations in compliance with Section 6.05;

(j) Investments made by Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;

(k) to the extent permitted by Section 6.09(d), Capital Expenditures made by Borrower or any Subsidiary on behalf of itself or as would otherwise be permitted pursuant to Section 6.04(f);

(l) purchases and other acquisitions of inventory, materials, equipment, tangible or intangible property, supplies or services in the ordinary course of business;

(m) leases of real or personal property in the ordinary course of business;

(n) contributions of any Equity Interest in any Foreign Subsidiary to any other Foreign Subsidiary;

(o) Investments to the extent that the consideration therefore consists of Qualified Capital Stock of Borrower or the proceeds of the issuance of Qualified Capital Stock of Borrower;

(p) loans and advances to officers, directors and employees of Borrower and its Subsidiaries for the sole purpose of purchasing Qualified Capital Stock of Borrower or of refinancing any such loans made by others (or purchase of such loans made by others), provided that if any such loans and advances are made in cash, the person making such loans or advances shall, substantially contemporaneously with the making of any such loans or advances, receive cash in the amount of such loans and advances;

(q) Investments by Borrower or any Subsidiary in any joint venture, provided that the aggregate consideration (other than any such consideration consisting of licenses of Intellectual Property that do not constitute Asset Sales) paid by Borrower or such Subsidiary in respect of such Investments shall not exceed $20.0 million in the aggregate at any one time outstanding for all such joint ventures; and

(r) other Investments in an aggregate amount not to exceed $10.0 million at any time outstanding.

An Investment shall be deemed to be outstanding to the extent not returned in the same form as the original Investment to the person making or holding such Investment.

SECTION 6.05 Mergers and Consolidations.

Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:

(a) the Transactions as contemplated by the Transaction Documents;

(b) Asset Sales in compliance with Section 6.06;

(c) Investments in compliance with Section 6.04;

(d) any Company may merge or consolidate with or into Borrower or any Subsidiary Guarantor (as long as Borrower is the surviving person in the case of any merger or consolidation involving Borrower and a Subsidiary which is or becomes a Subsidiary Guarantor is the surviving person in any other case); provided that the Lien on and security interest in any property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.11 or Section 5.12, as applicable;

(e) any Foreign Subsidiary may merge or consolidate with or into any other Foreign Subsidiary; and

(f) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.05 with respect to the sale or other transfer of any Collateral, or any Collateral is sold or otherwise transferred as permitted by this Section 6.05 (other than, in either case, a sale or transfer to Borrower or any Subsidiary Guarantor), such Collateral shall be sold, free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.05, the Agents shall take all actions as are reasonably requested by Borrower in order to evidence or effect the foregoing.

SECTION 6.06 Asset Sales.

Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:

(a) disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically worthwhile to maintain or otherwise useful in the conduct of the business of the Companies taken as a whole;

(b) Asset Sales at fair market value; provided that (i) the aggregate fair market value of assets disposed in respect of all Asset Sales pursuant to this clause (b) shall not exceed $40.0 million in any fiscal year of Borrower (provided, however, that if the aggregate amount of Asset Sales made under this Section 6.06(b) in any fiscal year (beginning with the fiscal year ending December 31, 2011) shall be less than the maximum amount of Asset Sales permitted under this Section 6.06(b) for such fiscal year, then the amount of such shortfall shall be added to the amount of Asset Sales permitted under this Section 6.06(b) for the immediately succeeding fiscal year) and (ii) at least 75% of the purchase price for all property subject to such Asset Sale shall be paid to Borrower or such Subsidiary solely in cash and Cash Equivalents;

(c) leases of real or personal property in the ordinary course of business;

(d) the Transactions as contemplated by the Transaction Documents;

(e) mergers and consolidations in compliance with Section 6.05;

(f) Investments in compliance with Section 6.04;

(g) Dividends in compliance with Section 6.07;

(h) other Asset Sales described in writing to the Lead Arrangers prior to the Effective Date; and

(i) other Asset Sales for aggregate consideration not to exceed $10.0 million in any fiscal year.

To the extent the Required Lenders or all the Lenders, as applicable, waive the provisions of this Section 6.06 with respect to the sale or other transfer of any Collateral, or any Collateral is sold or otherwise transferred as permitted by this Section 6.06 (other than, in either case, a sale or transfer to Borrower or any Subsidiary Guarantor) such Collateral shall be sold free and clear of the Liens created by the Security Documents, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request in order to demonstrate compliance with this Section 6.06, the Agents shall take all actions that are reasonably requested by Borrower in order to evidence or effect the foregoing. For purposes of Section 6.06(b)(ii), the following shall be deemed to be cash: (a) the assumption of any liabilities of Borrower or any Subsidiary with respect to, and the release of Borrower or such Subsidiary from all liability in respect of, any Indebtedness of Borrower or the Subsidiaries permitted hereunder (in the amount of such Indebtedness) that is due and payable within one year of the consummation of such Asset Sale and (b) securities received by Borrower or any Subsidiary from the transferee that are immediately convertible into cash without breach of their terms or the agreement pursuant to which they were purchased and that are promptly converted by Borrower or such Subsidiary into cash.

SECTION 6.07 Dividends.

Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:

(a) Dividends by any Company to Borrower or any other Company which is a parent of such Company (and to any other stockholder thereof a basis not more favorable to such other stockholder than ratable with such parent);

(b) Dividends in an aggregate amount as determined at the time of each declaration or payment thereof equal to (i) the sum of (x) $10.0 million and (y) the sum of (A) 50% of the sum of the

Consolidated Net Income from the beginning of the first fiscal quarter of Borrower commencing on or after the Closing Date through the end of the most recently completed fiscal quarter (taken as one accounting period) (and minus 100% of any such Consolidated Net Income that is negative) and (B) 100% of the Net Cash Proceeds of any Equity Issuances and the fair market value of all other property and marketable securities received by Borrower in connection with any other Equity Issuance, in each case after the Effective Date (provided that the amount calculated pursuant to this clause (y) shall not be less than $0) less (ii) the aggregate amount of payments, prepayments, redemptions and acquisitions made pursuant to Section 6.10(a)(iv); provided that at the time of the declaration thereof no Event of Default shall exist or would result therefrom and, in the case of any Dividend in excess of $1.0 million after giving effect to such Dividend and to any incurrence of Indebtedness in connection therewith, Borrower is in compliance on a Pro Forma Basis as of the most recently completed Test Period with Sections 6.09(a) and (b); and

(c) Borrower may (i) repurchase shares of “Restricted Stock” and “Performance Stock” sold pursuant to the CSG Employee Stock Purchase Plan from a holder of such Equity Interests in Borrower whose employment with Borrower and its Subsidiaries has terminated, provided that the repurchase price paid for any such Restricted Stock or Performance Stock shall not exceed, in the case of Performance Stock, the purchase price initially paid by such Person for such Performance Stock or, in the case of Restricted Stock, the higher of the purchase price initially paid by such Person for such Restricted Stock or the Book Value (as defined in the applicable purchase agreement) of such Restricted Stock, (ii) repurchase options and warrants (or Equity Interests in Borrower issued upon the exercise of options or warrants) in connection with the “cashless exercise” of options or warrants and (iii) repurchase Equity Interests of Borrower issued pursuant to a stock incentive plan of Borrower or any of its Subsidiaries in such amounts as may be necessary to satisfy the tax withholding requirements under applicable law with respect to such Equity Interests in Borrower.

SECTION 6.08 Transactions with Affiliates.

Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among Borrower and one or more Subsidiaries), other than any transaction or series of related transactions on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:

(a) Dividends permitted by Section 6.07;

(b) Investments permitted by Sections 6.04(e), (f) and (n);

(c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements;

(d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;

(e) the existence of, and the performance by any Loan Party of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders or other agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Effective Date and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Loan Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Effective Date shall only be permitted by this Section 6.08(e) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Effective Date;

(f) sales of Qualified Capital Stock of Borrower to Affiliates of Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;

(g) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Borrower; and

(h) the Transactions as contemplated by the Transaction Documents.

SECTION 6.09 Financial Covenants.

(a) Maximum Total Leverage Ratio. Permit the Total Leverage Ratio, as of the last day of any Test Period, to exceed 4.00 to 1.00.

(b) Maximum First Lien Leverage Ratio. Permit the First Lien Leverage Ratio, as of the last day of any Test Period, to exceed 2.50 to 1.00.

(c) Minimum Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio, for any Test Period, to be less than 2.00 to 1.00.

(d) Limitation on Capital Expenditures. Permit the aggregate amount of Capital Expenditures made in any fiscal year of Borrower, to exceed the greater of (i) $40.0 million and (ii) the amount equal to 10% of the Consolidated Total Assets Less Goodwill as of the end of the most recently completed fiscal year of Borrower after giving effect on a Pro Forma Basis to the Transactions and any subsequent Permitted Acquisitions; provided, however, that if the aggregate amount of Capital Expenditures made in any fiscal year (beginning with the fiscal year ending December 31, 2011) shall be less than the maximum amount of Capital Expenditures permitted under this Section 6.09(d) for such fiscal year (after giving effect to any carryover), then the amount of such shortfall not exceeding 50% of such maximum shall be added to the amount of Capital Expenditures permitted under this Section 6.09(d) for the immediately succeeding fiscal year.

SECTION 6.10 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc.

So long as any Term Loans are outstanding, directly or indirectly:

(a) make (or give any notice in respect thereof) any optional payment or prepayment of principal on or optional redemption or acquisition for value of the 2010 Convertible Notes or any refinancing thereof permitted by Section 6.01(b) or any issuance of Indebtedness in an aggregate principal amount of not less than $30.0 million permitted by Section 6.01(m) (any of the foregoing, “Material Borrowed Indebtedness”), except (i) a refinancing permitted by Section 6.01(b), (ii) any payment to the extent made with Qualified Capital Stock of Borrower, (iii) any cash settlement of any conversion by the holders thereof of any 2010 Convertible Notes or any refinancing thereof permitted by Section 6.01(b) and (iv) optional payments, prepayments, redemptions and acquisitions in an aggregate amount not to exceed the amount, calculated at the time of such payment, prepayment, redemption or acquisition, calculated pursuant to Section 6.07(b)(i) less any Dividends paid in accordance with such Section 6.07(b); or

(b) amend or modify, or permit the amendment or modification of any document governing any Material Borrowed Indebtedness in any manner that is adverse in any material respect to the interests of the Lenders.

SECTION 6.11 Limitation on Certain Restrictions on Subsidiaries.

Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Subsidiary, or pay any Indebtedness owed to Borrower or a Subsidiary, (b) make loans or advances to Borrower or any Subsidiary or (c) transfer any of its properties to Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) the 2004 Convertible Notes or the 2010 Convertible Notes; (iv) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (v) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (vi) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vii) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (viii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of Borrower; (ix) without affecting the Loan Parties’ obligations under Section 5.11, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (x) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (xi) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xii) in the case of any joint venture which is not a Loan Party, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; (xiii) any customary restrictions imposed by any document or instrument evidencing, governing or securing any Indebtedness permitted by Section 6.01(f) or (k) reasonably believed by Borrower to be necessary in connection with the incurrence thereof; (xiv) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii) or (viii) above and (xv) any encumbrances or restrictions imposed by the Cash Confirmation; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

SECTION 6.12 Limitation on Issuance of Capital Stock.

With respect to any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; and (ii) Subsidiaries of Borrower formed after the Closing Date in accordance with Section 6.13 may issue Equity Interests to Borrower or the Subsidiary of Borrower which is to own such Equity Interests. All Equity Interests issued in accordance with this Section 6.12(b) shall, to the extent required by Sections 5.11 and 5.12 or any Security Agreement, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement.

SECTION 6.13 [Reserved.]

SECTION 6.14 Business.

Engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Effective Date after giving effect to the Transactions, and businesses that are related thereto or extensions thereof.

SECTION 6.15 [Reserved.]

SECTION 6.16 Fiscal Year.

Change the fiscal year-end of Borrower to a date other than December 31.

SECTION 6.17 No Further Negative Pledge.

Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, securing the Secured Obligations or which requires the grant of any security for an obligation if security is granted for the Secured Obligations, except the following: (1) covenants in documents creating Liens permitted by Section 6.02 (other than Section 6.02(p)) prohibiting further Liens on the properties encumbered thereby (2) covenants in documents evidencing, governing or securing Indebtedness permitted by Section 6.01(k) to the extent that such covenants do not restrict in any manner (directly or indirectly) prior Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations; and (3) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale, (c) restricts subletting or assignment of leasehold interests contained in any Lease governing a leasehold interest of Borrower or a Subsidiary, (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

SECTION 6.18 Compliance with Anti-Terrorism Laws.

(a) Directly or indirectly, in connection with the Loans, knowingly (i) conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, except to the extent authorized or exempted by or pursuant to any Requirement of Law, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to any Anti-Terrorism Law, except to the extent authorized or exempted by or pursuant to any Requirement of Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b) Directly or indirectly, in connection with the Loans, knowingly cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Anti-Terrorism Law.

(c) Knowingly cause or permit (i) an Embargoed Person to have any direct or indirect interest in or benefit of any nature whatsoever in the Loan Parties or (ii) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, an Embargoed Person.

(d) The Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.18.

ARTICLE VII

GUARANTEE

SECTION 7.01 The Guarantee.

The Subsidiary Guarantors hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement or Treasury Services Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Subsidiary Guarantors hereby jointly and severally agree that if Borrower or other Subsidiary Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Subsidiary Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

SECTION 7.02 Obligations Unconditional.

The obligations of the Subsidiary Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Subsidiary Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Subsidiary Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i) at any time or from time to time, without notice to the Subsidiary Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv) any Lien or security interest granted to, or in favor of, Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v) the release of any other Subsidiary Guarantor pursuant to Section 7.09.

The Subsidiary Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Subsidiary Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Subsidiary Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Subsidiary Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

SECTION 7.03 Reinstatement.

The obligations of the Subsidiary Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrower or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

SECTION 7.04 Subrogation; Subordination.

Each Subsidiary Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Subsidiary Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

SECTION 7.05 Remedies.

The Subsidiary Guarantors jointly and severally agree that, as between the Subsidiary Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Subsidiary Guarantors for purposes of Section 7.01.

SECTION 7.06 Instrument for the Payment of Money.

Each Subsidiary Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Subsidiary Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

SECTION 7.07 Continuing Guarantee.

The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

SECTION 7.08 General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Subsidiary Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 7.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

SECTION 7.09 Release of Subsidiary Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, any Subsidiary Guarantor (a “Released Guarantor”) shall cease to be a Subsidiary of Borrower pursuant to a transaction permitted hereunder, such Released Guarantor shall, upon its so ceasing to be a Subsidiary of Borrower, be automatically released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document, and the pledge of any of its Equity Interests that are no longer held by Borrower or a Subsidiary Guarantor to the Collateral Agent pursuant to the Security Agreements shall be automatically released, and, so long as Borrower shall have provided the Agents such certifications or documents as any Agent shall reasonably request, the Collateral Agent shall take such actions as are reasonably requested by Borrower to evidence or effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents.

SECTION 7.10 Right of Contribution.

Each Subsidiary Guarantor (other than CSG Media) hereby agrees that to the extent that a Subsidiary Guarantor (other than CSG Media) shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor (other than CSG Media) shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor (other than CSG Media) hereunder which has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 7.04. The provisions of this Section 7.10 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01 Events of Default.

The following events shall be “Events of Default”:

(a) default shall be made in the payment of any principal of any Loan or any Reimbursement Obligation when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;

(b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made in any Loan Document or in any report, certificate, financial statement or other instrument furnished pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made or deemed made;

(d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02(a), 5.03(a) (with respect to Borrower only), 5.08 or Article VI;

(e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of 30 days (or, in the case of a covenant, condition or agreement contained in the Fee Letter, 5 Business Days) after written notice thereof from the Administrative Agent or any Lender to Borrower;

(f) any Company (other than an Immaterial Subsidiary) shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $10.0 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time);

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company (other than an Immaterial Subsidiary), or of a substantial part of the property of any Company (other than an Immaterial Subsidiary), under Title 11 of the U.S. Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company (other than an Immaterial Subsidiary) or for a substantial part of the property of any Company (other than an Immaterial Subsidiary); or (iii) the winding-up or liquidation of any Company (other than an Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) any Company (other than an Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company (other than an Immaterial Subsidiary) or for a substantial part of the property of any Company (other than an Immaterial Subsidiary); (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) in the case of Borrower only, wind up or liquidate;

(i) one or more judgments, orders or decrees for the payment of money (to the extent not paid or covered by insurance as to which the relevant insurance company has not contested coverage) in an aggregate amount in excess of $10.0 million shall be rendered against any Company (other than an Immaterial Subsidiary) or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed;

(j) one or more ERISA Events and/or one or more similar events with respect to Foreign Plans shall have occurred that, when taken together with all other such ERISA Events and similar events with respect to Foreign Plans that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(k) any security interest and Lien purported to be created by any Security Document in any material portion of the Collateral shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including, except to the extent attributable to the Collateral Agent’s failure to maintain possession of Collateral delivered to it, a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent, or shall be asserted in writing by Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on any material portion of the Collateral covered;

(l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny in writing any portion of its liability or obligation for the Obligations; or

(m) there shall have occurred a Change in Control.

Notwithstanding the foregoing, for the period from the Effective Date until the date which is 90 days after the Closing Date (the “Clean-Up Period”), a breach of any representation or warranty in any Loan Document or any covenant, condition or agreement in any Loan Document existing by reason of circumstances existing on the Closing Date and relating solely to the business or operations of the Target (or any obligation to procure or ensure in relation thereto) shall not constitute a Default if and for so long as the circumstances giving rise to such breach:

(i) are capable of being cured during the Clean-up Period and Borrower and its Subsidiaries are using reasonable efforts to cure such breach (it being understood for the avoidance of doubt that untrue disclosure or financial statements cannot be cured by amending, supplementing or restating such disclosure or financial statements);

(ii) have not been knowingly caused or approved by Borrower; and

(iii) have not had, and would not reasonably be expected to have, a Material Adverse Effect;

(each such excluded breach of any representation or warranty, an “Excluded Target Representation Breach”).

SECTION 8.02 Remedies upon Event of Default.

If any Event of Default (other than an event with respect to Borrower described in Section 8.01(g) or (h)) occurs and is continuing, the Administrative Agent may and, at the request of the Required Lenders, shall, by notice to Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans and Reimbursement Obligations then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans and Reimbursement Obligations so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Subsidiary Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and if an Event of Default with respect to Borrower described in Section 8.01(g) or (h) occurs, the Commitments shall automatically terminate and the principal of the Loans and Reimbursement Obligations then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other Obligations of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Subsidiary Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

During the Certain Funds Period, if there exists an Event of Default which is continuing that (a) is a Major Default or (b) results from a breach of one or more Major Representations in any material respect or (c) results from a breach of any Major Covenant, then the Administrative Agent may, and at the request of the Required Lenders, shall, by notice to Borrower, terminate the Commitments, and thereupon the Commitments shall terminate immediately and the principal of the Loans and Reimbursement Obligations, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower, and in case of any event with respect to Borrower described in Section 8.01(g) or (h), the Commitments shall automatically terminate the principal of the Loans and Reimbursement Obligations, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrower accrued hereunder shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by Borrower. Notwithstanding anything to the contrary in this Agreement, during the Certain Funds Period, the Administrative Agent and the Lenders shall not, except as provided in the immediately preceding sentence, (A) if the conditions specified in Section 4.02 have been satisfied, decline or refuse or fail to make available any Term Loans or Acquisition Revolving Loans, (B) cancel any of the Commitments to the extent to do so would prevent or limit the making of a Term Loan or an Acquisition Revolving Loan, (C) cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Document to the extent to do so would prevent or limit the making of a Term Loan or an Acquisition Revolving Loan, (D) exercise any right of set-off or counterclaim in respect of a Loan or a requested Loan to the extent to do so would prevent or limit the making of a Term Loan or an Acquisition Revolving Loan or (E) rescind, terminate or cancel this Agreement or any of the Commitments or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have to the extent to do so would prevent or limit the making of a Term Loan or an Acquisition Revolving Loan; and all provisions in the Loan Document shall be interpreted and construed accordingly. After the Certain Funds Period, all of the rights, remedies and entitlements of the Administrative Agent and the Lenders shall be available notwithstanding that certain rights, remedies and entitlements were not exercised or available during the Certain Funds Period.

SECTION 8.03 Application of Proceeds.

The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:

(a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;

(c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal, Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any fees, premiums and scheduled periodic payments due under Hedging Agreements or Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;

(d) Fourth, to the indefeasible payment in full in cash, pro rata, of the principal amount of the Obligations and any premium thereon (including Reimbursement Obligations and obligations to cash collateralize Letters of Credit) and any breakage, termination or other payments under Hedging Agreements and Treasury Services Agreements constituting Secured Obligations and any interest accrued thereon; and

(e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.

In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.03, the Loan Parties shall remain liable, jointly and severally, for any deficiency.

ARTICLE IX

THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT

SECTION 9.01 Appointment and Authority.

Each of the Lenders and the Issuing Bank hereby irrevocably appoints UBS AG, Stamford Branch, to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article (other than the provisions of Section 9.06) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Bank, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (other than the provisions of Section 9.06).

SECTION 9.02 Rights as a Lender.

Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 9.03 Exculpatory Provisions.

No Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, no Agent:

(a) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan

Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and

(c) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.

No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrower, a Lender or the Issuing Bank.

No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

Each party to this Agreement acknowledges and agrees that the Administrative Agent may use an outside service provider for the tracking of all UCC financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that any such service provider will be deemed to be acting at the request and on behalf of Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by any such service provider.

SECTION 9.04 Reliance by Agent.

Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative

Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. Each Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall be entitled to rely upon the advice of any such counsel, accountants or experts and shall not be liable for any action taken or not taken by it in accordance with such advice.

SECTION 9.05 Delegation of Duties.

Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through, or delegate any and all such rights and powers to, any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

SECTION 9.06 Resignation of Agent.

(a) Each Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (ii) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

(b) Any resignation by UBS AG, Stamford Branch as Administrative Agent pursuant to Section 9.06(a) shall, unless UBS AG, Stamford Branch gives notice to Borrower otherwise, also constitute its resignation as Issuing Bank and Swingline Lender, and such resignation as Issuing Bank and

Swingline Lender shall become effective simultaneously with the discharge of the Administrative Agent from its duties and obligations as set forth in the immediately preceding paragraph (except as to already outstanding Letters of Credit and LC Obligations and Swingline Loans, as to which the Issuing Bank and the Swingline Lender shall continue in such capacities until the LC Exposure relating thereto shall be reduced to zero and such Swingline Loans shall have been repaid, as applicable, or until the successor Administrative Agent shall succeed to the roles of Issuing Bank and Swingline Lender in accordance with the next sentence and perform the actions required by the next sentence). Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, unless UBS AG, Stamford Branch and such successor gives notice to Borrower otherwise, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender and (ii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. At the time any such resignation of the Issuing Bank shall become effective, Borrower shall pay all unpaid fees accrued for the account of the retiring Issuing Bank pursuant to Section 2.05(c).

SECTION 9.07 Non-Reliance on Agent and Other Lenders.

Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender further represents and warrants that it has had the opportunity to review each document made available to it on the Platform in connection with this Agreement and has acknowledged and accepted the terms and conditions applicable to the recipients thereof. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 9.08 Withholding Tax.

To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting the provisions of Section 2.15(a) or (c), each Lender and the Issuing Bank shall, and does hereby, indemnify the Administrative Agent, and shall make payable in respect thereof within 30 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the Internal Revenue Service or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender or the Issuing Bank by the Administrative Agent shall be conclusive absent manifest error. Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or Issuing Bank under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.08. The agreements in this Section 9.08 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

SECTION 9.09 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the Lead Arrangers, Syndication Agent or Co-Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except (i) in its capacity, as applicable, as the Administrative Agent, the Collateral Agent, a Lender or the Issuing Bank hereunder or (ii) in the case of the Lead Arrangers, the powers expressly set forth herein.

SECTION 9.10 Enforcement.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent, or as the Required Lenders may require or otherwise direct, for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with, and subject to, the terms of this Agreement, or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or insolvency law.

ARTICLE X

MISCELLANEOUS

SECTION 10.01 Notices.

(a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

(i) if to any Loan Party, to Borrower at:

CSG Systems International, Inc.

9555 Maroon Circle

Englewood, Colorado 80112

Attention: Treasurer

Telecopier No.: (303) 796-2870

Email: dave.schaaf@csgsystems.com

(ii) if to the Administrative Agent, the Collateral Agent or Issuing Bank, to it at:

UBS AG, Stamford Branch

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Houssem Daly

Telecopier No.: (203) 719-4176

(iii) if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire; and

(iv) if to the Swingline Lender, to it at:

UBS Loan Finance LLC

677 Washington Boulevard

Stamford, Connecticut 06901

Attention: Houssem Daly

Telecopier No.: (203) 719-4176

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b). Any party hereto may change its address or telecopier number for notices and other communications hereunder by written notice to Borrower, the Agents, the Issuing Bank and the Swingline Lender.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may (subject to the provisions of this Section 10.01) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including pursuant to the provisions of this Section 10.01); provided that approval of such procedures may be limited to particular notices or communications.

Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent or the Lenders pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (the “Communications”), by transmitting them in an electronic medium in a format reasonably acceptable to the Administrative Agent at DL-UBSAgency@ubs.com or at such other e-mail address(es) provided to

Borrower from time to time or in such other form as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, the Issuing Bank, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent or the Issuing Bank, as the case may be, shall require.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

To the extent consented to by the Administrative Agent in writing from time to time, the Administrative Agent agrees that receipt of the Communications (other than any such Communication that (A) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any Default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder) by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.

(c) Platform. Each Loan Party further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar secure electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall any Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or such Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.

(d) Public/Private. Each Loan Party hereby authorizes the Administrative Agent to distribute (i) to Private Siders all Communications, and (ii) to Public Siders only Communications Borrower identifies in writing as not containing any MNPI (“Public Side Communications”). Borrower represents and warrants that no Public Side Communication contains any MNPI. Borrower agrees to designate as Public Side Communications only those Communications or portions thereof that it reasonably believes in good faith do not include MNPI, and agrees to use all commercially reasonable efforts to designate any Communications provided under Section 5.01(a), (b) and (c) as Public Side Communications. “Private Siders” shall mean Lenders’ employees and representatives who have declared that they are authorized to receive MNPI. “Public Siders” shall mean Lenders’ employees and representatives who have not declared that they are authorized to receive MNPI; it being understood that Public Siders may be engaged in investment and other market-related activities with respect to Borrower’s or its affiliates’ securities or loans. “MNPI” shall mean material non-public information (within the meaning of United States federal securities laws) with respect to Borrower, its affiliates and any of their respective securities.

Each Lender acknowledges that United States federal and state securities laws prohibit any person from purchasing or selling securities on the basis of material, non-public information concerning the issuer of such securities or, subject to certain limited exceptions, from communicating such information to any other person. Each Lender confirms that it has developed procedures designed to ensure compliance with these securities laws.

Each Lender acknowledges that circumstances may arise that require it to refer to Communications that may contain MNPI. Accordingly, each Lender agrees that it will use commercially reasonable efforts to designate at least one individual to receive Communications that are not Public Side Communications on its behalf in compliance with its procedures and applicable law and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent in writing from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Communications that are not Public Side Communications may be sent by electronic transmission.

Each Lender that elects not to be given access to Communications that are not Public Side Communications does so voluntarily and, by such election, (i) acknowledges and agrees that the Agents and other Lenders may have access to Communications that are not Public Side Communications that such electing Lender does not have and (ii) takes sole responsibility for the consequences of, and waives any and all claims based on or arising out of, not having access to Communications that are not Public Side Communications.

SECTION 10.02 Waivers; Amendment.

(a) Generally. No failure or delay by any Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

(b) Required Consents. Subject to Section 10.02(c), (d) and (e) and Section 2.20, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or Borrower and the Administrative Agent with the consent of the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Loan Party or Loan Parties that are party thereto and the Required Lenders or such Loan Party or Loan Parties and the Administrative Agent or the Collateral Agent, as applicable, with the consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:

(i) increase the Commitment of any Lender or change the currency or currencies available thereunder without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);

(ii) reduce the principal amount or premium, if any, of any Loan (except in connection with a payment contemplated by clause (viii) below) or LC Disbursement or reduce the rate of interest thereon including any provision establishing a minimum rate (other than interest pursuant to Section 2.06(c)), or reduce any Fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));

(iii) (A) change the scheduled final maturity of any Loan, or any scheduled date of payment of any installment of the principal amount of any Term Loan under Section 2.09, (B) postpone the date for payment of any Reimbursement Obligation or any interest, premium or fees payable hereunder, (C) reduce the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment or any Letter of Credit beyond the Revolving Maturity Date, in any case, without the written consent of each Lender directly affected thereby;

(iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;

(v) permit the assignment or delegation by Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;

(vi) release all or substantially all of the Subsidiary Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;

(vii) other than as expressly contemplated by the Loan Documents, release all or a substantial portion of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans pursuant to Section 2.20 or consented to by the Required Lenders may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

(viii) change Section 2.14(b), (c) or (d) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), 2.17(d) and 2.18(d), without the written consent of each Lender directly affected thereby; provided that this clause (viii) shall not apply to any change made to any of such Sections 2.14(b), (c) or (d) or any such other provision that allows Borrower or any Subsidiary to make payments (as consideration for an assignment, sale or participation or otherwise) on Term Loans without any Loan Party, the payor or the recipient of such payments complying with the pro rata sharing of payments and setoffs required by such Sections or provisions, so long as such change requires that (x) Borrower and its Subsidiaries offer to make such payments to all Term Loan Lenders on a pro rata basis based on the aggregate principal amount of Term Loans then outstanding, (y) such payments are actually allocated to the Term Loans whose holders have elected to make them subject to such offer on a pro rata basis based on the aggregate principal amount of all Term Loans that have been made so subject to such offer and (z) all Term Loans that are paid in any such offer are deemed fully repaid and extinguished for all purposes and may not be reborrowed;

(ix) change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans pursuant to Section 2.20 or consented to by the Required Lenders);

(x) change the percentage set forth in the definition of “Required Lenders,” “Required Class Lenders,” “Required Revolving Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), other than to increase such percentage or number or to give any additional Lender or group of Lenders such right to waive, amend or modify or make any such determination or grant any such consent;

(xi) change the application of prepayments as among or between Classes under Section 2.10(g), without the written consent of the Required Class Lenders of each Class that is being allocated a lesser prepayment as a result thereof (it being understood that the Required Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment that is still required to be made is not changed and, if additional Classes of Term Loans under this Agreement pursuant to Section 2.20 or consented to by the Required Lenders are made, such new Term Loans may be included on a pro rata basis in the various prepayments required pursuant to Section 2.10(g));

(xii) subordinate the Obligations to any other obligation, without the written consent of each Lender;

(xiii) change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;

(xiv) change or waive any obligation of the Lenders relating to the issuance of or purchase of participations in Letters of Credit, without the written consent of the Administrative Agent and the Issuing Bank; or

(xv) change or waive any provision hereof relating to Swingline Loans (including the definition of “Swingline Commitment”), without the written consent of the Swingline Lender.

Notwithstanding anything to the contrary herein:

(I) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent the consent of such Lender would be required under clause (i), (ii) or (iii) of the first proviso to the first sentence of this Section 10.02(b);

(II) any Loan Document may be waived, amended, supplemented or modified pursuant to an agreement or agreements in writing entered into by Borrower and the Administrative Agent (without the consent of any Lender) solely to cure a defect or error, or to grant a new Lien for the benefit of the Secured Parties or extend an existing Lien over additional property; and

(III) at any time prior to the date which is 90 days after the Closing Date or, if earlier, the date of a Successful Syndication, this Agreement may be amended pursuant to a written instrument or instruments executed by the Administrative Agent at the direction of the Lead Arrangers (and without the consent of any other person (provided that the Lead Arrangers shall have consulted with Borrower)) in order to implement the relevant provisions of the Fee Letter under “Market Flex” (and subject to the limitations therein).

(c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.

(d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16(b) so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.

(e) Refinanced Term Loans. In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche hereunder which shall constitute Term Loans hereunder (“Replacement Term Loans”); provided that (i) the aggregate principal amount of Replacement Term Loans shall not exceed the aggregate principal amount of Refinanced Term Loans, (ii) the maturity date for Replacement Term Loans shall not be earlier than the maturity date of Refinanced Term Loans, (iii) the weighted average life to maturity of Replacement Term Loans shall not be shorter than the weighted average life to maturity of Refinanced Term Loans at the time of such refinancing and (iv) all other terms (other than interest rate and fees) applicable to Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing Replacement Term Loans than, those applicable to Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the Final Maturity Date in effect immediately prior to such refinancing.

SECTION 10.03 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of a single counsel (and any necessary local counsel) for the Administrative Agent and/or the Collateral Agent) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), including in connection with post-closing searches to confirm that security filings and recordations have been properly made and including any costs and expenses of the service provider referred to in Section 9.03, (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by Borrower. Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof) each Lender and the Issuing Bank, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any party hereto or any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any amendment, amendment and restatement, modification or waiver of the provisions hereof or thereof, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, or any Environmental Claim related in any way to any Company, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c) Reimbursement by Lenders. To the extent that Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (such indemnity shall be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that (i) the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Swingline Lender or Issuing Bank in connection with such capacity and (ii) such indemnity for the Swingline Lender or the Issuing Bank shall not include losses incurred by the Swingline Lender or the Issuing Bank due to one or more Lenders defaulting in their obligations to purchase participations in Swingline Exposure under Section 2.17(d) or LC Exposure under Section 2.18(d) or to make Revolving Loans under Section 2.18(e) (it being understood that this proviso shall not affect the Swingline Lender’s or the Issuing Bank’s rights against any Defaulting Lender). The obligations of the Lenders under this paragraph (c) are subject to the provisions of Section 2.14. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party, Lender, Agent, Issuing Bank or Swingline Lender shall assert, and each Loan Party, Lender Agent, Issuing Bank and Swingline Lender hereby waives, any claim against any Indemnitee, any Loan Party or any Related Person in respect of any Loan Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof, provided that nothing contained in this sentence shall limit the indemnity obligations of Borrower hereunder to the extent such special, indirect, consequential or punitive damages are included in any third-party claim in connection with which indemnification is provided for hereunder. No Indemnitee, Loan Party or Related Person in respect of any Loan Party shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefor.

(f) Notwithstanding the foregoing, Borrower’s responsibility for Taxes and Other Taxes shall be governed by Section 2.15, to the exclusion of this Section 10.03.

SECTION 10.04 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent, the Issuing Lender, the Swingline Lender and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by Borrower shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders.

(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed, subject as provided in clause (A)(y) below) of:

(A) Borrower; provided that (x) the consent of Borrower shall not be required for an assignment of a Term Loan; (y) the consent of Borrower shall not be required for an assignment of any Revolving Commitment, Revolving Loan or Term Commitment (I) by Royal Bank of Canada or UBS Loan Finance LLC, Stamford Branch, prior to completion of a Successful Syndication (provided that any such assignment shall be made in consultation with Borrower) or (II) if an Event of Default has occurred and is continuing; and (z) the consent of Borrower shall not be required for an assignment of any Revolving Commitment or Revolving Loan to a Lender with a Revolving Commitment immediately prior to giving effect to such assignment; provided that, in addition to the consent rights of Borrower as may be otherwise applicable under this clause (A), a written confirmation of Borrower shall be required for any assignment of Term Commitments, Revolving Commitments or Revolving Loans during the Certain Funds Period for the sole and exclusive purpose of permitting Borrower to confirm that the required consent from its financial advisor for the Transactions has been obtained to the effect that such assignment will not, and could not reasonably be expected to, materially affect or be prejudicial to such financial advisor in its capacity as issuer of the cash confirmation statement contained in the Press Release and the Scheme Circular and/or Offer Document in connection with the Acquisition (it being understood that upon the request of the Lead Arrangers, Borrower shall request such consent promptly and in good faith);

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment to an assignee that is a Lender with a Revolving Commitment immediately prior to giving effect to such assignment or (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the Issuing Bank and the Swingline Lender; provided that no consent of the Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of any assignment of Terms Loans or assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5.0 million, in the case of any assignment in respect of Revolving Loans and/or Revolving Commitments, or $1.0 million, in the case of any assignment in respect of Term Loans and/or Term Loan Commitments, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed);

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(D) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to Borrower described in Section 108(e)(4) of the Code; and

(E) so long as no Event of Default has occurred and is continuing, without the written consent of Borrower, no assignment may be made to a competitor of Borrower.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.04(d).

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive in the absence of manifest error, and Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower, the Issuing Bank (with respect to Revolving Lenders only), the Collateral Agent, the Swingline Lender (with respect to Revolving Lenders only) and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender sell participations to any person (other than a natural person or Borrower or any of its Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, the Administrative Agent and the Lenders and Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (iv) without the prior written consent of the Administrative Agent, no participation shall be sold to a prospective Participant that bears a relationship to Borrower described in Section 108(e)(4) of the Code and (v) so long as no Event of Default has occurred and is continuing, without the written consent of Borrower, no participation may be sold to a competitor of Borrower.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 (subject to the requirements of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as an agent of Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent such entitlement to receive a greater payment results from an adoption of or any change in any Requirement of Law or in the application thereof that occurs after the Participant acquired the applicable participation), unless the sale of the participation to such Participant is made with Borrower’s prior written consent (not to be unreasonably withheld or delayed). No Participant shall be entitled to the benefits of Section 2.15 unless such Participant complies with Section 2.15(e) as if it were a Lender (it being understood that the documentation required under Section 2.15(e) shall be delivered by the applicable Participant to the participating Lender) and such Participant agrees to be subject to the provisions of Sections 2.15(f) and 2.16 as if it were a Lender; provided that Section 2.16 shall only apply to the extent such Participant would otherwise be entitled to receive any greater payment under Sections 2.12, 2.13 and 2.15 than the applicable Lender would have been entitled to.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrower or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.05 Survival of Agreement.

All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement (other than obligations for tax gross-up, yield protection, indemnification or expense reimbursement for which no claim has been made) is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15 and Article X (but with respect to Section 10.12, only for a period of one year from (i) if the Closing Date does not occur, the Effective Date or (ii) if the Closing Date occurs, the date upon which this Agreement is terminated) shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the payment of the Reimbursement Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 10.06 Counterparts; Integration; Effectiveness.

This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees or expense payable to the Administrative Agent or the Lead Arrangers, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof other than as otherwise expressly agreed by the parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e. a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 10.07 Severability.

Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 10.08 Right of Setoff.

If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of Borrower or any other Loan Party against any and all of the obligations of Borrower or such Loan Party now or hereafter existing that are then due under this Agreement or any other Loan Document to such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement or any other Loan Document and although such obligations of Borrower or such Loan Party may be owed to a branch or office of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each Lender and the Issuing Bank agrees to notify Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.

(a) Governing Law. This Agreement and the transactions contemplated hereby, and all disputes between the parties under or relating to this Agreement or the facts or circumstances leading to its execution, whether in contract, tort or otherwise, shall be construed in accordance with and governed by the laws (including statutes of limitation) of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

(b) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(c) Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.

SECTION 10.10 Waiver of Jury Trial.

Each party hereto hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

SECTION 10.11 Headings.

Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 10.12 Treatment of Certain Information; Confidentiality.

Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority or regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender, (g) with the consent of Borrower or (h) to the extent such Information

(x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower. For purposes of this Section, “Information” means all information received from Borrower or any of its Subsidiaries relating to Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by Borrower or any of its Subsidiaries unless such information is clearly identified at the time of delivery as not including any confidential information. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.

SECTION 10.13 USA PATRIOT Act Notice and Customer Verification.

Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notify Borrower that pursuant to the “know your customer” regulations and the requirements of the USA PATRIOT Act, they are required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number (and other identifying information in the event this information is insufficient to complete verification) that will allow such Lender or the Administrative Agent, as applicable, to verify the identity of each Loan Party. This information must be delivered to the Lenders and the Administrative Agent no later than five days prior to the Closing Date and thereafter promptly upon request. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.

SECTION 10.14 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 10.15 [Reserved].

SECTION 10.16 Obligations Absolute.

To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;

(b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;

(d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;

(e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.

SECTION 10.17 Dollar Equivalent Calculations.

For purposes of this Agreement, the Dollar Equivalent of each Loan that is an Alternate Currency Revolving Loan shall be calculated on the date when any such Loan is made, on the first Business Day of each month and at such other times as designated by the Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Administrative Agent as provided above and notice of such recalculation is received by Borrower, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to Borrower by the Administrative Agent. The Administrative Agent shall promptly notify Borrower and the Lenders of each such determination of the Dollar Equivalent.

For purposes of this Agreement, the Dollar Equivalent of the stated amount of each Letter of Credit that is an Alternate Currency Letter of Credit shall be calculated on the date when such Letter of Credit is issued, on the first Business Day of each month and at such other times as designated by the Issuing Bank in consultation with Administrative Agent. Such Dollar Equivalent shall remain in effect until the same is recalculated by the Issuing Bank as provided above and notice of such recalculation is received by Borrower, it being understood that until such notice of such recalculation is received, the Dollar Equivalent shall be that Dollar Equivalent as last reported to Borrower by the Issuing Bank. The Issuing Bank shall promptly notify Borrower, Administrative Agent and the Lenders of each such determination of the Dollar Equivalent.

SECTION 10.18 Judgment Currency.

(a) Borrower’s obligation hereunder and under the other Loan Documents to make payments in the applicable Approved Currency (pursuant to such obligation, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing judgment against Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent, and in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, Borrower shall pay, or cause to be paid, the amount necessary such that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date .

(c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 10.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

SECTION 10.19 Euro.

(a) If at any time that an Alternate Currency Revolving Loan is outstanding, the relevant Alternate Currency (other than the euro) is fully replaced as the lawful currency of the country that issued such Alternate Currency (the “Issuing Country”) by the euro so that all payments are to be made in the Issuing Country in euros and not in the Alternate Currency previously the lawful currency of such country, then such Alternate Currency Revolving Loan shall be automatically converted into a Loan denominated in euros in a principal amount equal to the amount of euros into which the principal amount of such Alternate Currency Revolving Loan would be converted pursuant to law and thereafter no further Loans will be available in such Alternate Currency.

(b) Borrower shall from time to time, at the request of any Lender, pay to such Lender the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone by such Lender or its Affiliates as a result of the tax or currency exchange resulting from the introduction of, changeover to or operation of the euro in any applicable nation or eurocurrency market.

SECTION 10.20 Special Provisions Relating to Currencies Other Than Dollars.

(a) All funds to be made available to Administrative Agent or the Issuing Bank, as applicable, pursuant to this Agreement in any Alternate Currency shall be made available to Administrative Agent or the Issuing Bank, as applicable, in immediately available, freely transferable, cleared funds to such account with such bank in the principal financial center of the Issuing Country with respect to such Alternate Currency (or in London) as Administrative Agent or the Issuing Bank, as applicable, shall from time to time nominate for this purpose.

(b) In relation to the payment of any amount denominated in any Alternate Currency, neither the Administrative Agent nor the Issuing Bank shall be liable to Borrower or any of the Lenders for any delay, or the consequences of any delay, in the crediting to any account of any amount required by this Agreement to be paid by the Administrative Agent or the Issuing Bank if such Administrative Agent or Issuing Bank shall have taken all relevant and necessary steps to achieve, on the date required by this Agreement, the payment of such amount in immediately available, freely transferable, cleared funds (in any Alternate Currency) to the account with the bank in the principal financial center of the Issuing Country with respect to such Alternate Currency(or in London) which Borrower or, as the case may be, any Lender shall have specified for such purpose. In this Section 10.20(b), “all relevant steps” means all such steps as may be prescribed from time to time by the regulations or operating procedures of such clearing or settlement system as Administrative Agent or Issuing Bank may from time to time determine for the purpose of clearing or settling payments of any Alternate Currency. Furthermore, and without limiting the foregoing, neither the Administrative Agent nor the Issuing Bank shall be liable to Borrower or any of the Lenders with respect to the foregoing matters in the absence of its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision or pursuant to a binding arbitration award or as otherwise agreed in writing by the affected parties).

SECTION 10.21 Amendment and Restatement. On the Amendment and Restatement Effective Date, the Existing Credit Agreement shall be amended and restated to be as provided herein, and the Lenders party hereto shall become and be the Lenders with the Commitments provided for herein without any requirement for compliance with Section 10.04. The parties hereto acknowledge and agree that (a) this Agreement and the other Loan Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation, payment and reborrowing, or termination of the “Obligations” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement as in effect prior to the Amendment and Restatement Effective Date and which remain outstanding; (b) such “Obligations” are in all respects continuing (as amended and restated hereby); (c) the Liens and security interests granted under the Security Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect; and (d) references in the Security Documents to the “Credit Agreement” shall be deemed to be references to this Agreement, and to the extent necessary to effect the foregoing, each such Security Document is hereby deemed amended accordingly.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Peter E. Kalan
	Name:	Peter E. Kalan
	Title:	President & CEO

CSG SYSTEMS, INC.

By:	/s/ Peter E. Kalan
	Name:	Peter E. Kalan
	Title:	President & CEO

CSG INTERACTIVE MESSAGING, INC.

By:	/s/ Peter E. Kalan
	Name:	Peter E. Kalan
	Title:	President & CEO

CSG SERVICES, INC.

By:	/s/ Peter E. Kalan
	Name:	Peter E. Kalan
	Title:	President & CEO

CSG INTERNATIONAL HOLDINGS, LLC

By:	/s/ Peter E. Kalan
	Name:	Peter E. Kalan
	Title:	President & CEO

S-1

TELUTION, INC.

By:	/s/ Peter E. Kalan
	Name:	Peter E. Kalan
	Title:	President & CEO

COMTECNET, INCORPORATED

By:	/s/ Peter E. Kalan
	Name:	Peter E. Kalan
	Title:	President & CEO

DATAPROSE, INC.

By:	/s/ Peter E. Kalan
	Name:	Peter E. Kalan
	Title:	President & CEO

CSG MEDIA, LLC

By:	/s/ Peter E. Kalan
	Name:	Peter E. Kalan
	Title:	President & CEO

UBS SECURITIES LLC, as Lead Arranger

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ April Varner-Nanton
	Name:	April Varner-Nanton
	Title:	Director

UBS AG, STAMFORD BRANCH, as Issuing Bank, Administrative Agent and Collateral Agent

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ April Varner-Nanton
	Name:	April Varner-Nanton
	Title:	Director

UBS LOAN FINANCE LLC, as Swingline Lender and Lender

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director

By:	/s/ April Varner-Nanton
	Name:	April Varner-Nanton
	Title:	Director

ROYAL BANK OF CANADA, as Lead Arranger and Lender

By:	/s/ William J. Caggiano
	Name:	William J. Caggiano
	Title:	Authorized Signatory

KEYBANK NATIONAL ASSOCIATION, as Co-Documentation Agent and Lender

By:	/s/ David A. Wild
	Name:	David A. Wild
	Title:	Vice President

Fifth Third Bank, as Co-Documentation Agent and Lender

By:	/s/ Garland F. Robeson IV
	Name:	Garland F. Robeson IV
	Title:	Assistant Vice President

Compass Bank, an Alabama banking corporation, as Co-Documentation Agent and Lender

By:	/s/ Mark Sunderland
	Name:	Mark Sunderland
	Title:	Senior Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Documentation Agent and Lender

By:	/s/ Randall J. Schmidt
	Name:	Randall J. Schmidt
	Title:	Vice President

U.S. Bank National Association, as Co-Documentation Agent and Lender

By:	/s/ Blake Malia
	Name:	Blake Malia
	Title:	Vice President

JPMorgan Chase Bank, N.A., as Co-Documentation Agent and Lender

By:	/s/ Brian McDougal
	Name:	Brian McDougal
	Title:	Credit Executive

HSBC BANK USA, NATIONAL ASSOCIATION, as Co-Documentation Agent and Lender

By:	/s/ Steven T. Brennan
	Name:	Steven T. Brennan
	Title:	Senior Vice President (SC15219)

ANNEX I

Applicable Margin

Total Leverage Ratio	Revolving Loans		Applicable Fee
	Eurocurrency	ABR

Level I ≥ 2.0:1.0	3.75%	2.75%	0.75%

Level II < 2.0:1.0 but ≥ 1.5:1.0	3.50%	2.50%	0.625%

Level III < 1.5:1.0	3.25%	2.25%	0.50%

Each change in the Applicable Margin or Applicable Fee resulting from a change in the Total Leverage Ratio shall be effective with respect to all outstanding Loans and Letters of Credit on and after the fifth Business Day after the date of delivery to the Administrative Agent of the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, indicating such change until the fifth Business Day after the next date of delivery of such financial statements and certificates indicating another such change. Notwithstanding the foregoing, the Leverage Ratio shall be deemed to be in Level I (i) at any time during which Borrower has failed to deliver the financial statements and certificates required by Section 5.01(a) or (b) and Section 5.01(c), respectively, and (ii) at any time during the existence of an Event of Default.

In the event that any financial statement or Compliance Certificate delivered pursuant to Section 5.01 is shown to be inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected would have led to a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) Borrower shall immediately deliver to the Administrative Agent a correct Compliance Certificate for such Applicable Period, (ii) the Applicable Margin shall be determined by reference to the corrected Compliance Certificate (but in no event shall the Lenders owe any amounts to Borrower), and (iii) Borrower shall immediately pay to the Administrative Agent the additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with the terms hereof. This paragraph shall not limit the rights of the Administrative Agent and the Lenders hereunder.